UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.__)

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ONYX PHARMACEUTICALS, INC.

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249 East Grand Avenue
South San Francisco, CA 94080

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On May 26, 2011

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Onyx Pharmaceuticals, Inc., a Delaware corporation (also referred to as “we,” “us,” “Onyx,” and the “Company”). The meeting will be held on Thursday, May 26, 2011 at 10:00 a.m., local time, at the San Francisco Airport Marriott located at 1800 Old Bayshore Highway, Burlingame, California 94010 for the following purposes:

1. To elect our three nominees for director to hold office until the 2014 Annual Meeting of Stockholders.

2. To approve an amendment to the Company’s Certificate of Incorporation to increase the number of authorized shares of common stock from 100,000,000 to 200,000,000 shares.

3. To approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in this proxy statement.

4. To indicate, on an advisory basis, the preferred frequency of stockholder advisory votes on the compensation of the Company’s named executive officers.

5. To ratify the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011.

6. To conduct any other business properly brought before the meeting.

These items of business are more fully described in the proxy statement accompanying this Notice.

The record date for the Annual Meeting is March 28, 2011. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders’ Meeting to Be Held at 10:00 a.m., local time, on Thursday, May 26, 2011 at the San Francisco Airport Marriott located at 1800 Old Bayshore Highway, Burlingame, California 94010

The proxy statement and annual report to stockholders are available at

https://materials.proxyvote.com/683399.

The Board of Directors recommends that you vote FOR the proposals identified above.

By Order of the Board of Directors

Robert L. Jones
Secretary

South San Francisco, California
April   , 2011

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please vote as promptly as possible in order to ensure your representation at the meeting. You may vote your shares via a toll-free telephone number or the Internet, by following the instructions on the proxy card. You may also submit your proxy card for the Annual Meeting by completing, signing, dating and returning your proxy card in the pre-addressed envelope provided. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

ONYX PHARMACEUTICALS, INC.
249 East Grand Avenue
South San Francisco, CA 94080

PROXY STATEMENT
FOR THE 2011 ANNUAL MEETING OF STOCKHOLDERS

May 26, 2011

INFORMATION CONCERNING SOLICITATION AND VOTING

Our Board of Directors is soliciting proxies for our 2011 Annual Meeting of Stockholders to be held on Thursday, May 26, 2011 at 10:00 a.m. local time at the San Francisco Airport Marriott located at 1800 Old Bayshore Highway, Burlingame, California 94010. Our principal executive offices are located at 249 East Grand Avenue, South San Francisco, CA 94080, and our telephone number is (650) 266-0000.

The proxy materials, including this proxy statement, proxy card or voting instruction card and our 2010 Annual Report, are being distributed and made available on or about April 12, 2011. This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully.

In accordance with rules and regulations adopted by the U.S. Securities and Exchange Commission (the “SEC”), we have elected to provide our stockholders access to our proxy materials over the Internet. Accordingly, a Notice of Internet Availability of Proxy Materials (the “Notice”) will be mailed on or about April 12, 2011 to most stockholders who owned our common stock at the close of business on March 28, 2011. Stockholders will have the ability to access the proxy materials on a website referred to in the Notice or request a printed set of the proxy materials be sent to them by following the instructions in the Notice.

The Notice will also provide instructions on how you can elect to receive future proxy materials electronically or in printed form by mail. If you choose to receive future proxy materials electronically, you will receive an email next year with instructions containing a link to the proxy materials and a link to the proxy voting site. Your election to receive proxy materials electronically or in printed form by mail will remain in effect until you terminate such election.

Choosing to receive future proxy materials electronically will allow us to provide you with the information you need in a timelier manner, will save us the cost of printing and mailing documents to you and will conserve natural resources.

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Why did I receive a Notice regarding the Internet availability of proxy materials this year instead of a full set of proxy materials?

We have sent a Notice of Internet Availability of Proxy Materials to most of our stockholders of record and beneficial owners. Instructions on how to access the proxy materials over the Internet or to request a paper copy may be found in the Notice. In addition, you may request to receive future proxy materials in printed form by mail or electronically. Your election to receive future proxy materials by mail or electronically will remain in effect until you terminate such election.

Why did I receive a full set of proxy materials instead of a Notice regarding the Internet availability of proxy materials?

We are providing paper copies of the proxy materials to stockholders who have previously requested to receive them. If you would like to reduce the environmental impact and the costs incurred by us in mailing proxy materials, you may elect to receive all future proxy materials electronically via email or the Internet. To sign up for electronic delivery, please follow the instructions provided with your proxy materials and on your proxy card or voting instruction card, to vote using the Internet and, when prompted, indicate that you agree to receive or access future stockholder communications electronically. Alternatively, you can go to https://materials.proxyvote.com/683399 and enroll for online delivery of annual meeting and proxy voting materials.

How can I access the proxy materials over the Internet?

You may view and also download our proxy materials, including the 2010 Annual Report, our 2010 Form 10-K and the Notice on our website at www.onyx-pharm.com as well as https://materials.proxyvote.com/683399.

How can I vote my proxy over the Internet or by telephone?

Please refer to the proxy card for instructions on, and access information for, voting by telephone or over the Internet.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on March 28, 2011 will be entitled to vote at the Annual Meeting. On this record date, there were 63,080,240 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on March 28, 2011 your shares were registered directly in your name with our transfer agent, Wells Fargo Bank, N.A., then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we recommend that you vote by proxy to ensure your vote is counted if you later decide not to attend the meeting.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on March 28, 2011 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account and you should follow such organization’s instructions on how to do so. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are five matters scheduled for a vote:

1. Election of our three nominees for director to hold office until the 2014 Annual Meeting of Stockholders;

2. To approve an amendment to the Company’s Certificate of Incorporation to increase the number of authorized shares of common stock from 100,000,000 to 200,000,000 shares;

3. Advisory approval of the compensation of the Company’s named executive officers, as disclosed in this proxy statement in accordance with SEC rules;

4. Advisory indication of the preferred frequency of stockholder advisory votes on the compensation of the Company’s named executive officers; and

5. Ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011.

How do I vote?

You may either vote “For” all the nominees to the Board of Directors or you may “Withhold” your vote for any nominee you specify. With regard to your advisory vote on how frequently we should solicit stockholder advisory approval of executive compensation, you may vote for any one of the following: one year, two years or three years, or you may abstain from voting on that matter. For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting. The procedures for voting are:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the Annual Meeting, by mail, by telephone or over the Internet. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person if you have already voted by proxy. Voting in person will revoke your proxy. There are four ways to vote:

•	To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

•	To vote using the proxy card, complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

•	To vote by telephone, call the toll-free telephone number on the proxy card and follow the recorded instructions. You will need to have the control number that appears on your proxy card available when voting.

•	To vote over the Internet, access Onyx’s secure website registration page through the Internet, as described on the proxy card, and follow the instructions. You will need to have the control number that appears on your proxy card available when voting.

Please note that the Internet and telephone voting facilities for registered stockholders will close at 11:59 p.m., EDT, on May 25, 2011.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from us. Complete and mail the proxy card to ensure that your vote is counted. Alternatively, you may vote by telephone or over the internet, as instructed by your broker or bank. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker or bank included with these proxy materials or contact your broker or bank to request a proxy form.

Can I vote my shares by filling out and returning the Notice?

No. The Notice will, however, provide instructions on how to vote by Internet, by telephone, by requesting and returning a paper proxy card or voting instruction card or by submitting a ballot in person at the meeting.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of March 28, 2011.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “For” the election of the three nominees for director; “For” approval of the amendment to the Company’s Certificate of Incorporation to increase the authorized number of shares of common stock from 100,000,000 to 200,000,000; “For” the advisory approval of executive compensation; “For” one year as the preferred frequency of advisory votes to approve executive compensation; and “For” ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011. If any other matter is properly presented at the meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to mailing the proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We will also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one proxy card?

You may receive more than one proxy card if your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy vote by mail, telephone or Internet with a later date.

•	You may send a written notice that you are revoking your proxy to our Secretary at 249 East Grand Avenue, South San Francisco, CA 94080

•	You may attend the Annual Meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

When are stockholder proposals due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 14, 2011 to our Corporate Secretary at 249 East Grand Avenue, South San Francisco, CA 94080. If you wish to nominate a director or submit a proposal that is not to be included in next year’s proxy materials, the proposal must be received by the Company between February 26, 2012 and March 27, 2012. You are also advised to review our Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count for the proposal to elect directors, votes “For,” “Withhold” and broker non-votes; with respect to the proposal regarding frequency of stockholder advisory votes to approve executive compensation, votes for frequencies of one year, two years or three years, abstentions and broker non-votes; and, with respect to other proposals, votes “For” and “Against,” abstentions and, if applicable, broker non-votes. Abstentions will be counted towards the vote total for each proposal, and will have the same effect as “Against” votes. Broker non-votes have no effect and will not be counted towards the vote total for any proposal except Proposal 2. For Proposal 2, broker non-votes will have the same effect as “Against” votes.

If your shares are held by your broker as your nominee (that is, in “street name”), you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker to vote your shares. If you do not give instructions to your broker, your broker can vote your shares with respect to “discretionary” items, but not with respect to “non-discretionary” items. Discretionary items are proposals considered routine under the rules of the New York Stock Exchange (“NYSE”) on which your broker may vote shares held in street name in the absence of your voting instructions. Non-discretionary items are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of directors (even if not contested) and, for the first time, under a new amendment to the NYSE rules, executive compensation, including the advisory stockholder votes on executive compensation and on the frequency of stockholder votes on executive compensation. On non-discretionary items for which you do not give your broker instructions, the shares will be treated as broker non-votes.

How many votes are needed to approve each proposal?

•	For the election of our three nominees for Class III directors, the three nominees receiving the most “For” votes (among votes properly cast in person or by proxy) will be elected. Only votes “For” or “Withhold” will affect the outcome.

•	To be approved, Proposal 2, the amendment to the Company’s Certificate of Incorporation to increase the authorized number of shares of common stock from 100,000,000 to 200,000,000, must receive “For” votes from the holders, either in person or by proxy, of a majority of the outstanding shares. If you do not vote or if you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have the same effect as “Against” votes.

•	To be approved, Proposal 3, the advisory approval of the compensation of the Company’s named executive officers, must receive “For” votes from the holders of a majority of shares either present in person or represented by proxy and entitled to vote. Failure to submit a proxy card or vote at the Annual Meeting, or an abstention vote or a broker non-vote will have no effect on the outcome of Proposal 3.

•	For Proposal No. 4, the advisory vote on the frequency of stockholder advisory votes on executive compensation, the frequency receiving the votes of the holders of a majority of shares present in person or represented by proxy and entitled to vote at the annual meeting will be considered the frequency preferred by the stockholders. Failure to submit a proxy card or vote at the Annual Meeting, or an abstention vote or a broker non-vote will have no effect on the outcome of Proposal 4.

•	To be approved, Proposal 5, ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011, must receive a “For” vote from the majority of votes cast either in person or by proxy. Failure to submit a proxy card or vote at the Annual Meeting, or an abstention vote withheld or a broker non-vote will have no effect on the outcome of Proposal 5.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares are represented by stockholders present at the meeting or by proxy. On the record date, there were 63,080,240 outstanding and entitled to vote. Thus, 31,540,121 must be represented by stockholders present at the meeting or by proxy to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, a majority of the votes present at the meeting may adjourn the meeting to another date.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. Final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the Annual Meeting. If final voting results are not available to us in time to file a current report on Form 8-K within four business days after the Annual Meeting, we intend to file a current report on Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional current report on Form 8-K to publish the final results.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Amended and Restated Certificate of Incorporation and our Bylaws provide that the Board of Directors shall be divided into three classes: Class I, Class II and Class III, with each class having a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy (including a vacancy created by an increase in the number of directors) serves for the remainder of the full term of the class of directors to which he or she was elected and until that director’s successor is elected and qualified. The Board of Directors typically schedules a board meeting on the day of the annual meeting of stockholders and it is our policy to invite current directors and nominees to attend the Annual Meeting. All of the current directors, with the exception of William R. Ringo, attended the 2010 Annual Meeting of Stockholders.

The Board of Directors is presently composed of eight members. There are three directors in Class III, each of whose term of office expires in 2011. Each of the nominees for election to Class III, N. Anthony Coles, M.D., Magnus Lundberg and William R. Ringo, is currently a member of our Board of Directors. Dr. Coles and Mr. Lundberg were elected by the stockholders at the 2008 Annual Meeting. Mr. Ringo was appointed as a director effective February 3, 2011 by the Board to fill a newly created vacancy. If re-elected at the 2011 Annual Meeting, the nominees would serve until the 2014 Annual Meeting and until that director’s successor is elected and has qualified, or until that director’s earlier death, resignation or removal.

Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote at the meeting. The three nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the nominees named below. In the event that any of the nominees should be unavailable for election as a result of an unexpected occurrence, shares represented by executed proxies will be voted for the election of a substitute nominee proposed by management. Dr. Coles, Mr. Lundberg and Mr. Ringo have each agreed to serve, if elected, and management has no reason to believe that any of them will be unable to serve.

The Nominating and Governance Committee seeks to assemble a Board that, as a whole, possesses the appropriate balance of professional and industry knowledge, financial expertise and management experience necessary to oversee and direct the Company’s business. To that end, the Committee has evaluated the Board’s current members in the broader context of the Board’s overall composition. The Committee maintains a goal of recruiting members who complement and strengthen the skills of other members and who also exhibit integrity, collegiality, sound business judgment and other qualities that the Committee views as critical to effective functioning of the Board.

The brief biographies below include information, as of the date of this proxy statement, regarding the specific and particular experience, qualifications, attributes or skills of each nominee for director that led the Committee to believe that such nominee should continue to serve on the Board. In addition, following the biographies of the nominees are the biographies of Class I and Class II directors containing information as to why the Committee believes that such director should continue serving on the Board.

Nominees For Election For A Three Year Term Expiring At The 2014 Annual Meeting — Class III

N. Anthony Coles, M.D., age 50, was appointed President, Chief Executive Officer and a Director, effective March 31, 2008. From May 2006 to March 17, 2008, Dr. Coles was President, Chief Executive Officer, and a member of the Board of Directors of NPS Pharmaceuticals, Inc., a biotechnology company focused on the discovery and development of novel therapeutics. From November 2005 to May 2006, Dr. Coles was President, Chief Operating Officer and a member of the Board of Directors of NPS Pharmaceuticals. From 2002 until October 2005, Dr. Coles was Senior Vice President of Commercial Operations at Vertex Pharmaceuticals Incorporated. Beginning in 1996, Dr. Coles held a number of executive positions while at Bristol-Myers Squibb Company, including Senior Vice President of Strategy and Policy; Senior Vice President of Marketing and Medical Affairs, Neuroscience/Infectious Diseases/Dermatology; Vice President, Western Area Sales Cardiovascular and Metabolic Business Unit for U.S. primary care; and Vice President, Cardiovascular Global Marketing. From 1992 until 1996, Dr. Coles served in various positions at Merck & Co., Inc., most recently as Vice President of the Hypertension and Heart

Failure Business Group. Dr. Coles earned his M.D. from Duke University, his master’s degree in public health from Harvard College and his undergraduate degree from Johns Hopkins University. Dr. Coles currently serves as a trustee and member of the Executive Committee for the Johns Hopkins University Board of Trustees, as well as a member of the board of trustees for Johns Hopkins Medicine. Dr. Coles is also a member of the board of directors for Laboratory Corporation of America (LabCorp), as well as Campus Crest Communities, Inc., both NYSE traded companies. He is also a member of the board of the Biotechnology Industry Organization (BIO). In his leadership positions at several public companies, Dr. Coles has managed pharmaceutical product pipelines, overseen launches of numerous pharmaceutical products, and has built commercial organizations. In addition, he has been responsible for strategic planning and corporate development at several public biotechnology and biopharmaceutical companies. We believe Dr. Coles’ dual role as an executive officer and director of Onyx gives him unique insights into the day-to-day operations of the Company, a practical understanding of the issues and opportunities that face the Company, and its strategic planning, commercial growth, and strategic transactions.

Magnus Lundberg, age 54, has served as a Director since June 2000. Since April 2004, Mr. Lundberg has served as President and Chief Executive Officer of Phadia AB, a privately held diagnostic company, and formerly a division of Pfizer Inc, a pharmaceutical company. From March 1999 to April 2004, Mr. Lundberg served as President and Chief Executive Officer of Phadia AB, while it was a division of Pfizer. From September 1996 to March 1999, Mr. Lundberg served as President of both Chiron Therapeutics and Chiron Vaccines, each a division of Chiron Corporation, a biotechnology company. From 1981 to 1996, Mr. Lundberg held various management positions at Pharmacia Corporation, a pharmaceutical company acquired by Pfizer in 2003. Mr. Lundberg holds an M.Sc. in Biology and Biochemistry from Abo Akademi in Turku, Finland. Mr. Lundberg has served in leadership positions in several international companies, which we believe qualifies him, among other things, to provide valuable input to and oversight of the Company’s global activities. He has experience managing companies to profitability and sustained growth and has overseen strategies for developing and balancing product pipelines. Mr. Lundberg’s education and experience satisfy the financial literacy requirements of NASDAQ applicable to Audit Committee members.

William R. Ringo, age 65, was appointed as a Director effective February 3, 2011. Mr. Ringo currently serves as Executive Partner at Sofinnova Ventures and Senior Advisor to Barclays Capital. From April 2008 until his retirement in April 2010, Mr. Ringo served as Senior Vice President of Strategy and Business Development for Pfizer. From August 2004 to April 2006, Mr. Ringo served as the President and Chief Executive Officer of Abgenix, a biotechnology firm focused on developing human antibodies to treat cancer that was acquired by Amgen in April 2006. Mr. Ringo began his career at Eli Lilly & Company in 1973 and during his 28-year tenure he held a number of senior positions, including Product Group President for Oncology and Critical Care, President of Internal Medicine Products, President of the Infectious Diseases Business Unit and Vice President of Sales and Marketing for U.S. Pharmaceuticals. He retired from Lilly in 2001. Mr. Ringo has over 35 years of experience in the pharmaceutical, biotechnology and financial industries. Mr. Ringo holds a bachelor’s degree and masters in business administration from the University of Dayton. He is currently chairman of Sangamo Biosciences and serves as a director on the Alvine Pharmaceuticals, Inc. and BioCrossroads boards. We believe that Mr. Ringo’s experience in growing oncology businesses will enable him to advise the Company in its development and commercialization of oncology products. In his leadership positions with pharmaceutical companies, Mr. Ringo has been responsible for creating and implementing strategies for launching products and growing markets. We believe that his experience qualifies him to guide the Company’s strategies and operational decisions related to its commercial efforts, including its planned launch of carfilzomib. Mr. Ringo’s education and experience satisfy the financial literacy requirements of NASDAQ applicable to Audit Committee members.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF EACH OF OUR NOMINEES FOR DIRECTOR

Directors Continuing In Office Until The 2012 Annual Meeting — Class I

Paul Goddard, Ph.D., age 61, has served as a Director since February 1997 and is currently the Lead Director of the Company. Dr. Goddard has served as Chief Executive Officer since April 2005 and Chairman of the Board of Directors since August 2003 of ARYx Therapeutics, Inc. From August 1998 to March 2000, Dr. Goddard served as

President and Chief Executive Officer of Elan Pharmaceuticals, Inc., a biotechnology company and a division of Elan plc. From 1991 to 1998, Dr. Goddard served as Chief Executive Officer and Chairman of the Board of Neurex Corporation, a biotechnology company, until Neurex Corporation was acquired by Elan Corporation plc. Dr. Goddard also serves on the Boards of Directors of Adolor Corporation and A.P. Pharma, Inc., where he is also Chairman of the Board. He completed his Ph.D. in the area of Etiology and Pathophysiology of colon cancer at St. Mary’s Hospital, University of London. Dr. Goddard has extensive knowledge of and experience in the pharmaceutical industry. We believe his service as an executive at numerous publicly traded healthcare companies qualifies him to provide oversight to the Company’s strategic plans, commercial growth, strategic transactions and global expansion and to provide insights into Onyx’s industry and regulatory environment. Dr. Goddard’s substantial experience in executive compensation matters, developed in his tenures as chief executive officer, is especially valuable as the Chairman of the Compensation Committee.

Antonio J. Grillo-López, M.D., age 71, has served as a Director since September 2002. From November 1992 to January 2001, Dr. Grillo-López served as Chief Medical Officer of IDEC Pharmaceuticals Corporation and from January 2001 to November 2003 held the position of Chief Medical Officer Emeritus of IDEC Pharmaceuticals Corporation. Dr. Grillo-López has been a consultant to the U.S. National Cancer Institute and has served on the Oncologic Drugs Advisory Committee of the FDA. He currently serves on the Board of Trustees of the Hope Funds for Cancer Research. Dr. Grillo-López holds a B.S. and an M.D. from the University of Puerto Rico. We believe that, by virtue of his medical degree and industry experience, Dr. Grillo-López is well qualified to provide guidance and oversight to the Company’s clinical and regulatory strategies and to its portfolio management. The Nominating and Governance Committee also believes he is well qualified to advise the Company regarding evaluation of product candidates in potential strategic transactions.

Wendell Wierenga, Ph.D., age 63, has served as a Director since December 1996. Since January 2007, Dr. Wierenga has served as Executive Vice President of Research and Development of Ambit Biosciences Corporation, a biopharmaceutical company. From September 2003 to December 2006, Dr. Wierenga served as Executive Vice President, Research and Development of Neurocrine Biosciences, Inc., a biotechnology company. From June 2003 to June 2006, Dr. Wierenga served on the Board of Directors of Ciphergen Biosciences (now Vermillion, Inc.). From September 2000 to August 2003, Dr. Wierenga served as the Chief Executive Officer of Syrrx, Inc., a biotechnology company. From February 1999 to August 2000, Dr. Wierenga served as Senior Vice President, Worldwide Pharmaceutical Sciences, Technologies and Development for the Parke-Davis Pharmaceutical Research division of Warner-Lambert Company, a subsidiary of Pfizer Inc, and from 1990 to 1999 as Senior Vice President of Research of Parke-Davis. Dr. Wierenga served as Vice President of Medtech Ventures of Warner-Lambert, an investment fund, from 1992 to 2000. Dr. Wierenga also serves on the Board of Directors of Cytokinetics, Inc. and XenoPort, Inc. Dr. Wierenga holds a B.A. from Hope College and a Ph.D. in chemistry from Stanford University. We believe Dr. Wierenga’s scientific training and experience qualify him to provide oversight of the Company’s clinical- stage product candidates, and clinical and regulatory strategies. The Committee further believes he is well-qualified to provide the Company with guidance regarding its early stage pipeline and managing research and development investment decisions.

Directors Continuing In Office Until The 2013 Annual Meeting — Class II

Corinne H. Nevinny, age 51, has served as a Director since October 2005. Ms. Nevinny is currently General Partner of LMNVC LLC, a privately held venture firm. From September 2009 to August 2010, she has served as President, Global Operations, and General Manager, Cardiac Surgery Systems and Vascular, at Edwards Lifesciences Corporation, a leading cardiovascular technology company. Prior to assuming her current position, she was President of Global Operations from December 2005 until September 2009. Ms. Nevinny served as Corporate Vice President, Chief Financial Officer and Treasurer of Edwards Lifesciences Corporation from March 2003 until December 2005. From 1998 until 2003, Ms. Nevinny was Vice President and Chief Financial Officer of Tularik, Inc, a biotechnology company. From 1996 until 1998, Ms. Nevinny was Executive Director for the health care group at Warburg Dillon Read LLC, an investment bank. Ms. Nevinny also serves on the Board of Directors of Neurocrine Biosciences, Inc., a biopharmaceutical company. Ms. Nevinny received her undergraduate degree from Stanford University and her M.B.A. from Harvard Business School. We believe her leadership positions with publicly traded healthcare companies qualify her to provide insight and guidance for a wide variety of the Company’s activities, including its financial and commercial strategies, global sales of the Company’s products and strategic transactions.

Her education and experience qualify Ms. Nevinny to serve as an “audit committee financial expert” (as that term is defined in Item 407(d)(5) of Regulation S-K) and to provide oversight of the Company’s financial strategies.

Thomas G. Wiggans, age 59, has served as a Director since March 2005. From August 2008 to September 2009, until Peplin, Inc. was acquired by LEO Pharma of Copenhagen, Denmark, Mr. Wiggans served as Chairman of the Board of Directors and Chief Executive Officer of Peplin, Inc., a biotechnology company. Prior to that, Mr. Wiggans served as Chief Executive Officer of Connetics Corporation, a biotechnology company, from 1994 until December 2006, and as Chairman of the Board from January 2006, until December 2006, when Connetics Corporation was acquired by Stiefel Laboratories. From 1992 to 1994, Mr. Wiggans served as President and Chief Operating Officer of CytoTherapeutics, a biotechnology company. From 1980 to 1992, Mr. Wiggans served in various positions at Ares-Serono Group, a pharmaceutical company, including President of its U.S. pharmaceutical operations and Managing Director of its U.K. pharmaceutical operations. Mr. Wiggans currently serves as a Director of Sangamo Biosciences and Somaxon Pharmaceuticals, as well as two private companies, one of which, Excaliard Pharmaceuticals, he is the non-executive Chairman. He also serves on the Board of Trustees of the University of Kansas Endowment Association. In addition, he is Chairman of the Biotechnology Institute, a non-profit educational organization. Mr. Wiggans holds a B.S. in Pharmacy from the University of Kansas and an M.B.A. from Southern Methodist University. Mr. Wiggans has extensive knowledge of the biotechnology industry. He has served in leadership positions with biotechnology companies during key growth periods and has developed and launched multiple pharmaceutical products. We believe his experience qualifies him, among other things, to provide oversight of the Company’s strategies for developing markets and growing revenues. By virtue of his education and experience he satisfies the financial literacy requirements of The NASDAQ Stock Market, L.L.C. (“NASDAQ”) applicable to Audit Committee members.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Corporate Governance

Onyx has adopted Corporate Governance Guidelines (the “Guidelines”) that outline, among other matters, the role of the Board and the responsibilities of various Board committees. These Guidelines are available, along with other important corporate governance materials, on our website at http://www.onyx-pharm.com/wt/page/corp_gov; however, information found on our website is not incorporated by reference into this proxy statement. The Guidelines assure that the Board will have the necessary authority and practices in place to review and evaluate the Company’s business operations as needed and to make decisions that are independent of the Company’s management. The Guidelines are also intended to align the interests of directors and management with those of the Company’s stockholders. The Guidelines set forth the practices the Board intends to follow with respect to board composition and selection, board meetings and involvement of senior management, Chief Executive Officer performance evaluation and succession planning, and board committees and compensation.

The Guidelines specifically require, among other things, that:

•	A majority of the directors must be independent.

•	The Board appoints all members of the Board committees.

•	The Audit, Compensation and Nominating and Governance Committees are composed entirely of independent directors.

•	The independent directors meet in executive session at least twice a year.

The Guidelines were adopted and are periodically reviewed by the Board to, among other things, maintain and ensure compliance with legal and regulatory requirements, including applicable NASDAQ listing standards and rules, as well as, evolving corporate governance best practices.

Independence Of The Board Of Directors

As required under the NASDAQ listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the listed company’s board of directors. Our

Board consults with our counsel to ensure that the Board’s determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in applicable listing standards of NASDAQ, as in effect from time to time.

Consistent with these considerations, after review of all relevant transactions and relationships between each director, or any of his or her family members, and us, our senior management and our independent registered public accounting firm, if any, the Board has affirmatively determined that none of our directors or nominees for director have a material or other disqualifying relationship with the Company and all of our directors are independent directors within the meaning of the applicable NASDAQ listing standards, except for Dr. Coles, our President and Chief Executive Officer.

As required under applicable NASDAQ listing standards, in fiscal year 2010 our independent directors met a total of three times in regularly scheduled executive sessions at which only independent directors were present. Our Board committees also met regularly in executive sessions at which only independent directors were present. Persons interested in communicating with our independent directors regarding specific concerns or issues may address correspondence to a particular director or to the independent directors generally, in care of: Onyx Pharmaceuticals, Inc., 249 East Grand Avenue, South San Francisco, CA 94080. If no particular director is named, letters will be forwarded, depending on the subject matter, to the Chair of the Audit, Compensation, or Nominating and Governance Committee.

Board Leadership Structure

Dr. Goddard serves as our Board of Directors’ lead independent director. Currently, meetings of the Board are generally chaired by the lead independent director or, at his request, Dr. Coles, the Company’s President and Chief Executive and also a member of the Board. The position of chairperson of the Board is currently vacant.

The Board appointed Dr. Goddard as the lead independent director to reinforce the independence of the Board as a whole for purposes of calling and conducting meetings of the Board. The Company believes that the lead independent director helps ensure the effective independent functioning of the Board in its oversight responsibilities. The lead independent director is empowered to, among other things, preside over Board meetings at which the chairperson is not present, including, if applicable, executive sessions of the independent directors, serve as a liaison between the Chief Executive Officer and/or chairperson, approve information to be sent to the Board, if requested to do so by the Board, approve proposed meeting agendas and schedules and call meetings of the Board and/or independent directors.

While the Board does not currently have a chairperson, the Company has not adopted any policy regarding the chairperson’s independence, and would consider appointing either an independent or non-independent director as chairperson, depending on what the Board determined to be in the best interests of the Company and its stockholders. The Company believes that having the President and Chief Executive Officer serve also as a director helps to ensure that the Board and management act with a common purpose, and that Dr. Coles helps to act as a bridge between management and the Board, facilitating the regular flow of information and providing the Board with valuable insight into the day-to-day operations of the Company. For similar reasons, the Company does not preclude that the President and Chief Executive could additionally serve as chairperson of the Board. Combining the positions of Chief Executive Officer and Board chairperson could also offer the advantage of providing a single, clear chain of command to execute the Company’s strategic initiatives and business plans. In appropriate circumstances, the Board would also consider appointing an independent director as chairperson of the Board, which may have the advantage of creating an environment that is more conducive to objective evaluation and oversight of management’s performance, increasing management accountability and improving the ability of the Board to monitor whether management’s actions are in the best interests of the Company and its stockholders. The Company also believes that regardless of the chairperson’s independence, it may be advantageous to have a Board chairperson who has history with and knowledge of the Company.

Information Regarding The Board Of Directors And Its Committees

During the fiscal year ended December 31, 2010 our Board of Directors held ten meetings. The Board has three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Governance Committee. The following table provides membership and meeting information for fiscal year ended December 31, 2010 for each of the Board committees:

Nominating and
Name	Audit		Compensation		Governance

N. Anthony Coles, M.D.
Paul Goddard, Ph.D.(1)			X	*	X
Antonio Grillo-López, M.D.					X
Magnus Lundberg	X
Corinne H. Nevinny	X	*
William Ringo(1)
Wendell Wierenga, Ph.D.			X		X *
Thomas G. Wiggans(1)	X		X

Total meetings in fiscal year 2010	7		7		2

*	Committee Chairperson

(1)	Mr. Ringo was appointed as a director by the Board, effective February 3, 2011, to fill a newly created vacancy and will also replace Mr. Wiggans on the Audit Committee and Dr. Goddard on the Nominating and Governance Committee.

Below is a description of each committee of the Board of Directors. Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. The Board of Directors has determined that each member of each committee meets the applicable NASDAQ listing requirements regarding “independence” and that each member is free of any relationship that would interfere with his or her individual exercise of independent judgment in his or her service as a member of our Board and the committees on which he or she serves.

Audit Committee

The Audit Committee meets with our independent registered public accounting firm at least quarterly to review the financial results of the fiscal quarters and the annual audit and discuss the financial statements; determines and approves the engagement of the independent registered public accounting firm; determines whether to retain or terminate the existing independent registered public accounting firm or to appoint and engage a new independent registered public accounting firm; reviews and approves the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services; monitors the rotation of partners of the independent registered public accounting firm on our audit engagement team as required by law; confers with management and the independent registered public accounting firm regarding the effectiveness of internal controls over financial reporting; establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; reviews the financial statements to be included in our quarterly reports on Form 10-Q and Annual Report on Form 10-K; evaluates the independent registered public accounting firm’s performance; receives and considers the independent registered public accounting firm’s comments as to scope, adequacy and effectiveness of financial reporting controls; and reviews the results of management’s efforts to monitor compliance with the Company’s programs and policies designed to ensure adherence to applicable laws and rules and the Company’s code of conduct, including reviewing and approving related-party transactions.

The Audit Committee has adopted a written Audit Committee Charter that has been approved by the Board of Directors. Our Audit Committee Charter can be found on our corporate website at http://www.onyx-pharm.com/file.cfm/53/docs/audit_comm_charter.pdf; however, information found on our website is not incorporated by reference into this proxy statement.

The Board of Directors annually reviews the NASDAQ listing standards definition of independence for Audit Committee members and has determined that all members of our Audit Committee are independent (as independence is currently defined in Rule 5605(c)(2)(A)(i) of the NASDAQ listing standards). The Board of Directors has determined that Ms. Nevinny qualifies as an “audit committee financial expert,” as defined in applicable SEC rules. The Board made a qualitative assessment of Ms. Nevinny’s level of knowledge and experience based on a number of factors, including her formal education and experience overseeing or assessing the performance of companies or public accountants with respect to the preparation, auditing or evaluation of financial statements.

Compensation Committee

The Compensation Committee reviews and approves our overall compensation and benefits strategy, policies, plans and programs. The Compensation Committee reviews and approves corporate performance goals and objectives relevant to the compensation of our executive officers and other senior management; recommends to the Board for approval the compensation and other terms of employment of our Chief Executive Officer; reviews and approves the compensation and other terms of employment of executive officers and other senior management, if necessary; and administers our equity incentive and purchase plans. The Compensation Committee also reviews with management the Company’s Compensation Discussion and Analysis and considers whether to recommend that it be included in proxy statements and other filings.

Our Compensation Committee Charter can be found on our corporate website at http://www.onyx-pharm.com/file.cfm/53/docs/comp_comm_charter.pdf; however, information found on our website is not incorporated by reference into this proxy statement. All members of our Compensation Committee are independent (as independence is currently defined in Rule 5605(a)(2) of the NASDAQ listing standards).

Our Compensation Committee Charter requires the Committee to meet a minimum of two times per year. However, historically the Committee has met with greater frequency. Executive sessions are regularly held at the Compensation Committee meetings. The agenda for each meeting is usually developed by the Chair of the Compensation Committee, in consultation with management. From time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, provide financial or other background information or advice or otherwise participate in Compensation Committee meetings. Our Chief Executive Officer may not participate in or be present during any deliberations or determinations of the Compensation Committee regarding his compensation. The Compensation Committee Charter grants the Compensation Committee full access to all books, records, facilities and personnel of the Company, as well as authority to obtain, at the expense of the Company, advice and assistance from internal and external legal, accounting or other advisors and consultants and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. In particular, the Compensation Committee has the sole authority to retain compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms.

In 2010, the Compensation Committee engaged Radford, an AON Hewitt Consulting Company specializing in the technology and life sciences industries. The Compensation Committee requested that Radford:

•	evaluate the efficacy of the Company’s existing compensation strategy and practices in supporting and reinforcing the Company’s long-term strategic goals; and

•	assist in refining the Company’s compensation strategy and in developing and implementing an executive compensation program to execute that strategy, including executive compensation, equity compensation, and board compensation.

As part of its engagement, Radford was requested by the Compensation Committee to develop a comparative group of companies and to perform analyses of competitive performance and compensation levels for that group. At the request of the Compensation Committee, Radford also worked with certain of our management to better assess the Company’s business operations and strategy, key performance metrics and strategic goals, as well as the labor markets in which the Company competes. Radford developed recommendations that were presented to the Compensation Committee for its consideration. Following an active dialogue, the Compensation Committee approved the recommendations made by Radford for executives other than the Chief Executive Officer, and recommended that the Board approve the recommendations for the Chief Executive Officer. Such recommendations are discussed in the Compensation Discussion and Analysis section of this proxy statement.

Under its Charter, the Compensation Committee may form, and delegate authority to, subcommittees and to management, as appropriate. The Compensation Committee has granted to certain authorized delegates, the Company’s Chief Executive Officer, Chief Financial Officer and the Senior Vice President, Global Human Resources, the authority to grant stock options to non-executive officer employees and consultants within certain specific guidelines approved by the Compensation Committee, and certain other limitations, without any further action required by the Compensation Committee. In 2007, the Compensation Committee’s delegated authority to grant restricted stock awards to non-executive officer employees and consultants was further delegated to the Company’s Chief Executive Officer within certain specific guidelines approved by the Compensation Committee, and certain other limitations, without any further action required by the Compensation Committee. The purpose of these delegations of authority is to enhance the flexibility of option and stock administration within the Company and to facilitate the timely grant of options and restricted stock awards to employees, particularly new employees. All stock option and restricted stock awards granted by the authorized delegates must comply with the terms and conditions of our 2005 Equity Incentive Plan and must be within specified limits approved by the Compensation Committee. In particular, the authorized delegates may not grant options or restricted stock awards to himself or herself, or grant options or restricted stock awards to any employee to acquire more than an aggregate of 100,000 shares per year or any consultant to acquire more than 10,000 shares per year individually, or 40,000 shares to consultants as a group, without Compensation Committee approval.

Historically, the Compensation Committee has made adjustments to annual compensation, determined bonus and equity awards and established performance objectives at one or more meetings held during the first quarter of the year. However, the Compensation Committee also considers matters related to individual compensation, such as the evaluation of the Company’s performance of corporate objectives and individual executive’s performance of certain individual goals, as well as high-level strategic issues, such as the efficacy of the Company’s compensation strategy, potential modifications to that strategy and new trends, plans or approaches to compensation, at various meetings throughout the year. Generally, the Compensation Committee’s process comprises two related elements: the determination of compensation levels and the establishment of performance objectives for the current year. For executives other than the Chief Executive Officer, the Compensation Committee solicits and considers evaluations and recommendations submitted to the Committee by the Chief Executive Officer. In the case of the Chief Executive Officer, the evaluation of performance is conducted by the Compensation Committee, which recommends any adjustments to compensation, as well as awards to be granted, to the Board for approval. For all executives and directors, as part of its deliberations, the Compensation Committee may review and consider, as appropriate, materials such as financial reports and projections, operational data, tax and accounting information, tally sheets that set forth the total compensation that may become payable to executives in various hypothetical scenarios, executive and director stock ownership information, company stock performance data, analyses of historical executive compensation levels and current company-wide compensation levels, and recommendations of the Compensation Committee’s compensation consultant, including analyses of executive and director compensation paid at other companies identified by the consultant.

The specific determinations of the Compensation Committee with respect to executive compensation for fiscal year 2010 are described in greater detail in the Compensation Discussion and Analysis section of this proxy statement.

Nominating And Governance Committee

The Nominating and Governance Committee of the Board of Directors is responsible for identifying, reviewing and evaluating candidates to serve as our directors (consistent with criteria approved by the Board), reviewing and evaluating incumbent directors, recommending incumbent directors to the Board for reelection to the Board, recommending to the Board for selection candidates for election to the Board, making recommendations to the Board regarding the membership of the committees of the Board, assessing the performance of the Board and developing a set of corporate governance principles. Our Nominating and Governance Committee charter can be found on our corporate website at http://www.onyx-pharm.com/file.cfm/53/docs/Nominating_charter.pdf; however, information found on our website is not incorporated by reference into this proxy statement. All members of the Nominating and Governance Committee are independent (as independence is currently defined in Rule 5605(a)(2) of the NASDAQ listing standards).

The Nominating and Governance Committee believes that candidates for director should have certain minimum qualifications, including being able to read and understand basic financial statements, having the highest personal integrity and ethics, possessing relevant expertise, having sufficient time, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of our stockholders. The Nominating and Governance Committee retains the right to modify these qualifications from time to time. Candidates for director nominees, including incumbent directors and candidates for vacancies on the Board, are reviewed in the context of the current composition of the Board, our strategic goals, operating requirements and the long-term interests of stockholders. In conducting this assessment, the Nominating and Governance Committee considers diversity, age, skills and any other factors as it deems appropriate given our current needs and the current needs of the Board, to maintain a balance of knowledge, experience and capability. While we do not have a formal diversity policy for selecting Board members, our Nominating and Governance Committee believes it is important that the members of our Board collectively bring the experiences and skills appropriate to effectively carry out the Board of Directors’ responsibilities both as our business exists today and as we plan to develop an organization capable of changing the way cancer is treated. We broadly construe diversity to mean a variety of opinions, perspectives and backgrounds, such as gender, race and ethnicity differences, as well as other differentiating characteristics, all in the context of the requirements and needs of our Board at that point in time. In the case of incumbent directors whose terms of office are set to expire, the Nominating and Governance Committee also reviews the directors’ overall service to us during their term, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair the directors’ independence. In the case of new director candidates, the Nominating and Governance Committee also determines whether the nominee must be independent for NASDAQ purposes, which determination is based upon applicable NASDAQ listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. In the case of candidates for vacancies on the Board, the Nominating and Governance Committee uses its and the Board of Directors’ network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating and Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Nominating and Governance Committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to the Board by majority vote. To date, the Nominating and Governance Committee has not paid a fee to any third party to assist in the process of identifying or evaluating director candidates. To date, the Nominating and Governance Committee has not rejected a timely director nominee from a stockholder or stockholders holding more than 5 percent of our voting stock.

The Nominating and Governance Committee will consider director candidates recommended by stockholders. The Nominating and Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether the candidate was recommended by a stockholder or not. Stockholders who wish to recommend individuals for consideration by the Nominating and Governance Committee to become nominees for election to the Board and for inclusion in the proxy statement may do so by delivering a written recommendation to the Nominating and Governance Committee at the following address: 249 East Grand Avenue, South San Francisco, CA 94080 at least 120 days prior to the anniversary date of the mailing of our proxy statement for the prior year’s annual meeting of stockholders. Submissions must include the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director and a representation that the nominating stockholder is a beneficial or record owner of our stock. Any submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.

Role Of The Board In Risk Oversight

One of the Board’s key functions is informed oversight of the Company’s various processes for managing risk. The Board administers this oversight function directly through the Board as a whole, as well as through the Board’s standing committees that address risks associated with their respective areas of oversight. In particular, our Board is responsible for monitoring and assessing risk exposure in the Company’s strategic plans, development programs, corporate goals and operating plans, including a determination of the nature and level of risk appropriate for the Company. Our Audit Committee has the responsibility to consider and discuss our major exposures to financial risk and the steps our management takes to monitor and control these exposures, including guidelines, policies and processes. The Audit Committee meets periodically with our Chief Compliance Officer and also monitors the Company’s compliance with various legal and regulatory requirements, our whistleblower system, in addition to oversight of the performance of our audit function. Our Nominating and Governance Committee monitors the effectiveness of our corporate governance guidelines and policies, as well as, the Board’s self-assessment of its own effectiveness. Our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. It is the responsibility of the committee chairs to report findings regarding material risk exposures to the Board as quickly as possible. In addition, the Board meets with certain members of our executive team, including the heads of our business, compliance and legal functions, who discuss the risks and exposures involved in their respective areas of responsibility as well as any developments that could impact our risk profile or other aspects of our business.

Meetings Of The Board Of Directors

The Board of Directors met ten times during the fiscal year ended December 31, 2010. All directors attended at least 75 percent of the aggregate of the meetings of the Board of Directors and of the committees on which they served, held during the period for which they were a director or committee member.

Stockholder Communications With The Board Of Directors

We have not adopted a formal process for stockholder communications with the Board. However, every effort has been made to ensure that the views of stockholders are heard by the Board or individual directors, as applicable, and that appropriate responses are provided to stockholders in a timely manner. We believe our responsiveness to stockholder communications to the Board has been excellent. Our stockholders may direct communications to a particular director or to the independent directors generally, to the attention of Investor Relations, in care of: Onyx Pharmaceuticals, Inc., 249 East Grand Avenue, South San Francisco, CA 94080.

Code Of Conduct

We have a Code of Conduct that applies to all officers, directors and employees. The Code of Conduct is available on our website at http://www.onyx-pharm.com/wt/page/code_conduct; however, information found on our website is not incorporated by reference into this proxy statement. If we make any substantive amendments to the Code of Conduct or grant any waiver from a provision of the Code of Conduct to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website.

COMPENSATION OF DIRECTORS

During the fiscal year ended December 31, 2010, each of our non-employee directors received an annual retainer of $30,000 and the non-employee lead director received an annual retainer of $55,000. In addition, the chair of each of the Audit, Compensation and Nominating and Governance Committees received an additional annual retainer of $24,000, $15,000 and $10,000, respectively, and each committee member (other than committee chairs) of each of the Audit, Compensation and Nominating and Governance Committees received an additional annual retainer of $12,000, $7,500 and $5,000, respectively. Each director also received $2,500 for attending each Board of Directors meeting in person or telephonically. In addition, each director receives an additional $1,500 for attending each Board of Directors meeting in person or telephonically above 10 meetings per year. Each director on the Audit, Compensation and Nominating and Governance Committees receives an additional $1,500 for attending each Audit, Compensation and Nominating and Governance Committees in person or telephonically above 10, 8 and 6 meetings, respectively, per year. For the fiscal year ended December 31, 2010, the total cash compensation paid to non-employee directors was $445,500. The members of the Board of Directors are also eligible for reimbursement for their expenses incurred in connection with attendance at Board meetings. Effective January 1, 2010, the Board of Directors cash compensation and equity awards were increased.

The 2005 Equity Incentive Plan provides that each new member of our Board will be granted an option to purchase 20,000 shares of our common stock on the date of his or her initial election to the Board and, through December 31, 2008, an automatic, non-discretionary option grant to purchase 10,000 shares of our common stock on the anniversary of each non-employee director’s initial grant, if the non-employee director is continuing to serve as a director on such anniversary date. The initial option grants vest as to 25% of the shares underlying the award on the first anniversary of the grant date and in equal monthly installments thereafter over the next three years. The annual option grants vest fully on the first anniversary of the grant date.

At subsequent Annual Meeting of Stockholders, the stockholders approved an amendment to our 2005 Equity Incentive Plan that restructured the non-discretionary grant program providing for the automatic grants of stock awards to non-employee Board members over their period of service on the Board as follows:

•	beginning in 2010, on the last business day of March each year, continuing non-employee directors received an option to purchase 5,000 shares of common stock and a restricted stock award covering 2,000 shares of common stock, with such numbers of shares reduced pro rata if such non-employee Board member has served on the Board for less than one year, and on May 26, 2010, each non-employee director received an additional restricted stock award covering 1,000 shares of common stock; and

•	beginning in 2011, on the last business day of March each year, continuing non-employee directors will receive an option to purchase 5,000 shares of common stock and a restricted stock award covering 3,000 shares of common stock, with such numbers of shares reduced pro rata if such non-employee Board member has served on the Board for less than one year;

During fiscal year 2010, we granted options to purchase an aggregate of 30,000 shares of common stock at an exercise price per share of $30.28 and aggregate restricted stock award covering 18,000 shares of common stock to our non-employee directors pursuant to the 2005 Equity Incentive Plan at an average grant date market price per share of $27.47.

The following table provides information regarding compensation of non-employee directors who served during the fiscal year ended December 31, 2010.

Director Compensation

	Fees Earned or Paid	Option	Stock
Name	in Cash ($)	Awards ($)(1)	Awards ($)(1)	Total ($)

Paul Goddard, Ph.D.	$100,000	$69,541	$82,410	$251,951
Antonio J. Grilló-Lopez, M.D.	57,500	69,541	82,410	209,451
Magnus Lundberg	62,000	69,541	82,410	213,951
Corinne H. Nevinny	79,000	69,541	82,410	230,951
William R. Ringo(2)	—	—	—	—
Wendell Wierenga, Ph.D.	72,500	69,541	82,410	224,451
Thomas G. Wiggans	74,500	69,541	82,410	226,451

(1)	Amounts shown do not reflect compensation actually received by the directors. Instead, the amounts shown are the grant date fair values as determined pursuant to Accounting Standards Codification (“ASC”) Topic 718 for option and stock awards granted in fiscal year 2010. The assumptions used to calculate the value of option awards are set forth under Note 15 of the Notes to the Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, as filed with the SEC on February 23, 2011.

(2)	William R. Ringo was appointed as a director effective February 3, 2011 by the Board of Directors to fill a newly created vacancy.

PROPOSAL 2

APPROVAL OF AN INCREASE IN NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

The Board of Directors is requesting stockholder approval of an amendment to the Company’s Amended and Restated Certificate of Incorporation (“Restated Certificate”) to increase the number of Company’s authorized shares of common stock from 100,000,000 shares to 200,000,000 shares.

The additional common stock to be authorized by adoption of the amendment would have rights identical to currently authorized common stock of the Company. Adoption of the proposed amendment and any issuance of the common stock would not affect the rights of the holders of currently outstanding common stock of the Company, except for effects incidental to increasing the number of shares of our common stock outstanding, such as dilution of the earnings per share and voting rights of current holders of common stock. If the amendment is adopted, it will become effective upon filing of a Certificate of Amendment of the Restated Certificate with the Secretary of State of the State of Delaware.

In addition to the 63,079,709 shares of common stock outstanding on March 15, 2011, as of December 31, 2010 the Board has reserved 6,274,471 shares for issuance upon exercise of options and rights granted under our equity compensation plans, up to 7,540,987 shares for issuance upon potential conversion of convertible senior notes due 2016, and 6,566,178 shares available for future issuance under our equity compensation plans.

Although at present the Board of Directors has no other plans to issue the additional shares of common stock, it believes it is imperative that we maintain flexibility to issue additional shares for business and financial purposes in the future. The additional shares may be used for various purposes without further stockholder approval, including raising capital; providing equity incentives to employees, officers or directors; establishing strategic relationships with other companies; making earn-out payments to former Proteolix, Inc. stockholders using shares of our common stock; expanding our business or product lines through the acquisition of other businesses or products; and other purposes. Without additional authorized shares of common stock, it could be difficult for us to achieve these purposes and we may be unable to capitalize on opportunities or raise the funds we may need to further expand our operations through the offer and sale of our securities, which could have an adverse effect on our ability to implement our plans to invest in the development of our earlier-stage product candidates and carfilzomib.

The affirmative vote of the holders of a majority of the outstanding shares of the common stock will be required to approve this amendment to the Company’s Restated Certificate. As a result, abstentions and broker non-votes will have the same effect as negative votes.

The Board Of Directors Recommends
A Vote In Favor Of Proposal 2.

PROPOSAL 3
ADVISORY VOTE ON EXECUTIVE COMPENSATION

Onyx is asking its stockholders to cast an advisory vote to approve the 2010 compensation of our named executive officers listed in the “Executive Compensation — Summary Compensation Table” as disclosed in this proxy statement (our “NEOs”). This Proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on the design and effectiveness of our executive compensation programs.

As described in detail under the heading “Compensation Discussion and Analysis,” our executive compensation programs are designed to attract, motivate, and retain our NEOs, who are critical to our success. Under these programs, our NEOs are rewarded for the achievement of both specific financial and strategic goals, which are expected to result in increased stockholder value. Please read the “Compensation Discussion and Analysis” and the tables and narrative that follow for additional details about our executive compensation programs, including information about the fiscal year 2010 compensation of our NEOs.

Fiscal Year 2010 Business Highlights

Our executive team has successfully managed our company through fiscal year 2010, and we believe the compensation program for our NEOs was instrumental in helping us achieve strong financial performance through appropriate setting of both corporate and individual goals under our annual incentive bonus program, and the alignment between the performance of our common stock and the equity awards made to our NEOs. For the fiscal year ending December 31, 2010, we reported:

•	Nexavar margins remained stable year over year, and sales of Nexavar as recorded by Bayer in countries around the world increased from $843.5 million in 2009 to $934.0 million in 2010 despite pricing pressures in European countries and the strengthening of the U.S. Dollar against the Euro.

•	In September 2010, we entered into an exclusive license agreement with Ono Pharmaceutical Co., Ltd., or Ono. The agreement grants Ono the right to develop and commercialize both carfilzomib and ONX 0912 for all oncology indications in Japan. We retain development and commercialization rights for all other countries. If regulatory approval for carfilzomib and/or ONX 0912 is achieved in Japan, Ono is obligated to pay us double-digit royalties on net sales of the licensed compounds in Japan.

•	In December 2010, we presented complete data results from an ongoing pivotal Phase 2b trial, known as the “003-A1” trial, for carfilzomib in multiple myeloma patients. Results demonstrated carfilzomib was well-tolerated in heavily pre-treated relapsed and refractory multiple myeloma patients and could be administered at a full dose over prolonged periods of time, even in a very sick patient population for whom all available treatment options have been exhausted and who have multiple comorbidities.

•	We began enrollment in two Phase 3 trials to evaluate the efficacy of carfilzomib in multiple myeloma patients. One trial, referred to as the ASPIRE trial, will evaluate carfilzomib in combination with lenalidomide and low dose dexamethasone, versus lenalidomide and low dose dexamethasone alone. The other trial, referred to as the FOCUS trial, was initiated after seeking Protocol Assistance/Scientific Advice from the Committee for Medicinal Products for Human Use of the European Medical Agency on the development of cafilzomib in the European Union. The FOCUS trial will evaluate carfilzomib monotherapy in refractory multiple myeloma patients in Europe using best supportive care as the comparator.

•	We completed enrollment in two trials to evaluate the efficacy of Nexavar in hepatocellular carcinoma (HCC), or liver cancer, patients. One trial, referred to as the SPACE trial, is a Phase 2 trial which will evaluate Nexavar or placebo in combination with transarterial chemoembolization (TACE) performed with drug eluting beads and doxorubicin for patients with intermediate stage HCC. The other trial, referred to as the STORM trial, is a Phase 3 clinical trial which will evaluate the efficacy of Nexavar as an adjuvant therapy for patients with liver cancer who have undergone resection or loco-regional treatment with curative intent. In early 2011, we also completed enrollment in another Phase 3 trial, referred to as the SEARCH trial, which will examine Nexavar tablets in combination with Tarceva® (erlotinib) tablets as a potential new treatment option for patients with advanced HCC.

Fiscal Year 2010 Compensation Program Highlights

We believe that our executive compensation programs are structured in the best manner possible to support our company and our business objectives.

•	Our cash and equity incentive compensation programs are substantially tied to our key business objectives.

•	Consistent with our pay-for-performance philosophy, based on our fiscal year 2010 results being below the target, our NEOs received 67% - 79% of their target cash bonuses.

•	We continue to emphasize stock options, restricted stock and performance share awards as key elements of our equity compensation programs, so that our NEOs are rewarded when our stock price increases and when they achieve identified goals that contribute to our long-term success.

•	The “earned value,” in a range of 87% to 89%, of an NEO’s annual equity incentives is contingent on stock price appreciation (in the case of the stock options) and the achievement of pre-established performance objectives (in the case of the performance shares). In addition, each of the equity incentives is subject to a service-based vesting requirement.

•	Our NEOs are not provided with any company “perquisites” that are not otherwise provided to all employees of Onyx.

The Compensation Committee regularly reviews the compensation programs for our NEOs to ensure they achieve the desired goals of aligning our executive compensation structure with our stockholders’ interests and current market practices. This includes establishing performance targets based on our strategic and operating plans. We closely monitor the compensation programs and pay levels of executives from life sciences companies of similar size and complexity, so that we may ensure that our compensation programs are within the norm of market practices. This enables us to retain our executive officers in a competitive market for executive talent.

We believe that our executive compensation programs have been effective at incenting the achievement of positive results, appropriately aligning pay and performance, and in enabling us to attract and retain very talented executives within our industry.

In addition, beginning in fiscal year 2011 the Compensation Committee determined that a rebalancing of target equity awards for the executive officers will more closely align incentives with shareholder value creation. The Compensation Committee reduced the annual stock option equivalent targets in 2011 for the executive officers and approved a performance share program that will vest solely on the Committee’s determination that the Company has achieved certain performance goals related to long term value creation. If the Committee determines that the goals have not been met, none of the performance shares will vest.

Advisory Vote and Board Recommendation

We request stockholder approval of our 2010 compensation of our NEOs as disclosed in this proxy statement pursuant to the SEC’s compensation disclosure rules (which disclosure includes the “Compensation Discussion and Analysis,” the compensation tables and the narrative disclosures that accompany the compensation tables within the Executive Compensation section of this proxy statement). This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this proxy statement.

Accordingly, we ask that you vote “FOR” the following resolution at our 2011 Annual Meeting of Stockholders:

“RESOLVED, that the stockholders of Onyx Pharmaceuticals, Inc. (the “Company”) approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2011 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2010 Summary Compensation Table and the other related tables and disclosure within the Executive Compensation section of this proxy statement.”

Approval of the above resolution requires the affirmative vote of holders of a majority of the shares present or represented by proxy and entitled to vote at the annual meeting. Abstentions and broker non-votes will have no effect on the outcome of this Proposal.

As an advisory vote, the outcome of the vote on this Proposal is not binding upon us. However, our Compensation Committee, which is responsible for designing and administering our executive compensation programs, values the opinions expressed by our stockholders in their vote on this Proposal and will consider the outcome of this vote when making future compensation decisions for our NEOs.

The Board Of Directors Recommends
A Vote “For” Proposal 3.

PROPOSAL 4
ADVISORY VOTE ON THE FREQUENCY OF SAY-ON-PAY VOTES

As described in our “say-on-pay” Proposal No. 3 above, our stockholders are being asked to cast an advisory vote on our executive compensation programs. In addition, we are asking our stockholders to cast an advisory vote on how often we should include a say-on-pay vote in our proxy materials for future stockholder meetings. Stockholders may vote to request the say-on-pay vote every year, every two years or every three years or may abstain from voting.

Vote and Board Recommendation

Our Board believes that say-on-pay votes should be conducted every year so that our stockholders may provide us with their direct input on our compensation philosophy, policies and practices, as disclosed in our proxy statement each year. Our Board’s determination was based upon the premise that NEO compensation is evaluated, adjusted and approved on an annual basis by our Compensation Committee and that the metrics that are used in determining performance-based award achievements are annual metrics. Our Compensation Committee, which administers our executive compensation programs, values the opinions expressed by our stockholders in these votes and will consider the outcome of these votes in making its decisions on executive compensation.

You may cast your vote on your preferred voting frequency by choosing one year, two years, three years, or abstain from voting when you vote in response to the resolution set forth below.

“RESOLVED, that the option of once every one year, two years, or three years that receives the affirmative vote of holders of a majority of the shares present or represented by proxy and entitled to vote at the annual meeting will be determined to be the preferred frequency of the stockholders with which Onyx Pharmaceuticals, Inc. is to hold a stockholder vote to approve, on an advisory basis, the compensation of the named executive officers, as disclosed pursuant to the Securities and Exchange Commission’s compensation disclosure rules (which disclosure shall include the Compensation Discussion and Analysis, the Summary Compensation Table, and the other related tables and disclosure).”

The option of one year, two years or three years that receives the affirmative vote of holders of a majority of the shares present or represented by proxy and entitled to vote at the annual meeting will be the frequency for the advisory vote on executive compensation that has been selected by stockholders. Abstentions and broker non-votes will have no effect on the outcome of this Proposal. However, because this vote is advisory and not binding on the Board or Onyx in any way, the Board may decide that it is in the best interests of our stockholders and Onyx to hold an advisory vote on executive compensation more or less frequently than the option approved by our stockholders.

The Board Of Directors Recommends
A Vote to Hold Annual Say-On-Pay Votes

PROPOSAL 5

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011 and has further directed that management submit the selection of the independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Ernst & Young has audited our financial statements since our inception in 1992. Representatives of Ernst & Young are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our Bylaws nor other governing documents or law require stockholder ratification of the selection of Ernst & Young as our independent registered public accounting firm. However, the Audit Committee of the Board is submitting the selection of Ernst & Young to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee of the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee of the Board in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in our and our stockholders’ best interests.

The affirmative vote of the holders of a majority of the votes cast either in person or by proxy at the Annual Meeting will be required to ratify the selection of Ernst & Young. Abstentions and broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this Proposal 3 has been approved.

Principal Accountant Fees And Services

In connection with the audit of the 2010 financial statements, we entered into an engagement agreement with Ernst & Young which sets forth the terms by which Ernst & Young will perform our audit services. That agreement is subject to alternative dispute resolution procedures.

The following table represents aggregate fees billed to us for fiscal years ended December 31, 2010 and December 31, 2009 by Ernst & Young, our principal accountant:

	Fiscal Year Ended
	December 31,
	2010	2009
	(In thousands)

Audit Fees	$684	$717
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—

Total Fees	$684	$717

In the above table, in accordance with the SEC’s definitions and rules, “audit fees” are fees we paid Ernst & Young for professional services for the audit of our financial statements included in Form 10-K and review of financial statements included in Form 10-Qs, for services related to attestation of the effectiveness of internal controls under the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and for services that are normally provided by the accountant in connection with statutory and regulatory filings; and “tax fees” are fees for preparation of federal and state income tax returns and related tax advice.

All fees and services described above were pre-approved by the Audit Committee.

Pre-Approval Policies And Procedures.

The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by our independent public accounting firm, Ernst & Young. The policy generally pre-approves specified services in the defined categories of audit services, audit-related services, and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent auditor or on an individual explicit case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.

The Audit Committee has determined that the rendering of the services other than audit services by Ernst & Young is compatible with maintaining the principal accountant’s independence.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 5.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS1

The Audit Committee has prepared the following report on its activities with respect to our audited financial statements for the year ended December 31, 2010.

Our management is responsible for the preparation, presentation and integrity of our financial statements and is also responsible for maintaining appropriate accounting and financial reporting practices and policies. Management is also responsible for establishing and maintaining adequate internal controls and procedures designed to provide reasonable assurance that we are in compliance with accounting standards and applicable laws and regulations.

Ernst & Young LLP, our independent registered public accounting firm for 2010, is responsible for expressing opinions on the conformity of our audited financial statements with accounting principles generally accepted in the United States and has expressed its own opinion on the effectiveness of our internal control over financial reporting.

In this context, the Audit Committee has reviewed and discussed with management and Ernst & Young the audited financial statements for the fiscal year ended December 31, 2010, management’s assessment of the effectiveness of our internal control over financial reporting and Ernst & Young’s independent evaluation of our internal control over financial reporting. The Audit Committee has also discussed with Ernst & Young the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380) as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T. The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, regarding the independent registered public accounting firm’s communications with the audit committee concerning independence, and has discussed with the independent registered public accounting firm the independent registered public accounting firms’ independence.

Based on the considerations referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements for the year ended December 31, 2010 be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

From the members of our Audit Committee:

Corinne H. Nevinny, Chair
Magnus Lundberg
William R. Ringo

1 This Section is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, other than the Company’s Annual Report on Form 10-K, whether made before or after the date hereof and irrespective of any general incorporation language in that filing.

MANAGEMENT

Information with respect to our executive officers and other members of management as of March 29, 2011 is set forth below:

Name	Age	Position

N. Anthony Coles, M.D.	50	President, Chief Executive Officer and Director
Matthew K. Fust	46	Executive Vice President and Chief Financial Officer
Laura A. Brege	53	Executive Vice President, Corporate Affairs
Kaye Foster-Cheek	51	Senior Vice President, Global Human Resources
Juergen Lasowski, Ph.D	52	Executive Vice President, Corporate Development and Strategy
Ted W. Love, M.D.	52	Executive Vice President and Head of Research and Development and Technical Operations
Suzanne M. Shema, J.D.	53	Senior Vice President, General Counsel
Julianna Wood	54	Vice President, Public Affairs

N. Anthony Coles, M.D., was appointed President, Chief Executive Officer and a member of our Board of Directors, effective March 31, 2008. From May 2006 to March 17, 2008, Dr. Coles was President, Chief Executive Officer, and a member of the Board of Directors of NPS Pharmaceuticals, Inc., a biotechnology company focused on the discovery and development of novel therapeutics. From November 2005 to May 2006, Dr. Coles was President, Chief Operating Officer and a member of the Board of Directors of NPS Pharmaceuticals. From 2002 until October 2005, Dr. Coles was Senior Vice President of Commercial Operations at Vertex Pharmaceuticals Incorporated. Beginning in 1996, Dr. Coles held a number of executive positions while at Bristol-Myers Squibb Company, including Senior Vice President of Strategy and Policy; Senior Vice President of Marketing and Medical Affairs, Neuroscience/Infectious Diseases/Dermatology; Vice President, Western Area Sales Cardiovascular and Metabolic Business Unit for U.S. primary care; and Vice President, Cardiovascular Global Marketing. From 1992 until 1996, Dr. Coles served in various positions at Merck & Company, Inc., most recently as Vice President of the Hypertension and Heart Failure business group. Dr. Coles earned his M.D. from Duke University, his master’s degree in public health from Harvard College and his undergraduate degree from Johns Hopkins University. Dr. Coles currently serves as a trustee and member of the Executive Committee for the Johns Hopkins University Board of Trustees, as well as a member of the board of trustees for Johns Hopkins Medicine. Dr. Coles is also a member of the board of directors for Laboratory Corporation of America (LabCorp), as well as Campus Crest Communities, Inc., both NYSE traded companies. He is also a member of the board of the Biotechnology Industry Organization (BIO).

Matthew K. Fust joined us as Executive Vice President and Chief Financial Officer in January 2009. From May 2003 to December 2008, Mr. Fust served as Chief Financial Officer at Jazz Pharmaceuticals, Inc., a specialty pharmaceutical company. From 2002 to 2003, Mr. Fust served as Chief Financial Officer at Perlegen Sciences, a biopharmaceutical company. Mr. Fust serves on the Board of Directors of Sunesis Pharmaceuticals, a biopharmaceutical company. Mr. Fust received a B.A. from the University of Minnesota and an M.B.A. from the Stanford Graduate School of Business.

Laura A. Brege joined us in June 2006 as Executive Vice President and Chief Business Officer. In October 2007, Ms. Brege was appointed Chief Operating Officer and in January 2011 she was appointed Executive Vice President, Corporate Affairs. Previously, Ms. Brege was a General Partner at Red Rock Management, a venture capital firm specializing in early stage financing for technology companies, since 1999. From 1991 to 1999, Ms. Brege served as the Senior Vice President, Chief Financial Officer for COR Therapeutics, Inc., a biotechnology company. Prior to joining COR Therapeutics Ms. Brege served in various financial roles at Flextronics, Inc. and The Cooper Companies. Ms Brege currently serves on the Board of Directors of Acadia Pharmaceuticals, Angiotech Pharmaceuticals, and Zvents, Inc. Ms. Brege holds an MBA from University of Chicago and a B.A. in Government and a B.S. in Economics from Honors Tutorial College, Ohio University.

Kaye Foster-Cheek joined us in September 2010 as Senior Vice President, Global Human Resources. From May 2003 to March 2010, Ms. Foster-Cheek was Vice President of Human Resources and Executive Committee

Member at Johnson & Johnson where she was responsible for the human resources and talent management functions. From May 1990 to May 2003, Ms. Foster-Cheek held several senior Human Resources executive positions with Pfizer Inc, and led the integration of both the Warner-Lambert and Pharmacia mergers for multiple countries. Ms. Foster-Cheek earned her undergraduate degree at Baruch College of the City University of New York and received an M.B.A. from Columbia University, Graduate School of Business.

Juergen Lasowski, Ph.D., joined us as Senior Vice President, Corporate Development in May 2008. In February 2011, Dr. Lasowski was appointed Executive Vice President, Corporate Development and Strategy. From April 2006 to October 2007, Dr. Lasowski was the Senior Vice President of Corporate Development at NPS Pharmaceuticals. From 1989 to January 2006, Dr. Lasowski held several positions at Sanofi-Aventis and its predecessor companies. Dr. Lasowski earned a Ph.D. in organic chemistry from the University of Mainz, Germany and an M.B.A. from INSEAD in France.

Ted W. Love, M.D., joined us in February 2010 as Executive Vice President and Head of Research and Development. In January 2011, Dr. Love was appointed Executive Vice President and Head of Research & Development and Technical Operations. Prior to joining us, Dr. Love was President, Chief Executive Officer and Chairman of the Board of Directors at ARCA Biopharma, Inc. (formerly Nuvelo, Inc.), a biopharmaceutical company, which he joined in 2001. Previously, he served as Senior Vice President of Development at Theravance, Inc. Earlier in his career, Dr. Love spent six years at Genentech, Inc. in a number of senior management positions in Medical Affairs and Product Development and also served as Chairman of Genentech’s Product Development Committee. Dr. Love earned his undergraduate degree in molecular biology from Haverford College and his medical degree at Yale Medical School. Dr. Love completed his residency and fellowship training in internal medicine and cardiology at Harvard Medical School and Massachusetts General Hospital, where he later served on the faculty. He currently serves on the Board of Directors of Affymax, Inc., Santarus, Inc., ARCA biopharma, Inc., and on the California Institute for Regenerative Medicine Independent Citizens’ Oversight Committee.

Suzanne M. Shema, J.D., joined us as Senior Vice President and General Counsel in August 2009. From 2006 to 2009, Ms. Shema served as General Counsel and Corporate Compliance Officer at ZymoGenetics, Inc., a biopharmaceutical company. From 2001 to 2006, she held several positions at ZymoGenetics, Inc. From February 2000 to May 2001, Ms. Shema served as General Counsel at aQuantive, Inc. From July 1998 to February 2000, she was corporate counsel at ZymoGenetics. From 1991 to March 1998, she served as Associate General Counsel at Research Corporation Technologies, Inc. From 1989 to 1991, Ms. Shema served as Associate General Counsel at NeoRx Corporation. Previously, she held an associate position at the firm of Seed and Berry. Ms. Shema received a B.S. in Chemistry from the University of Texas, an M.S. in Chemistry from the University of Washington and a J.D. from the University of Washington School of Law.

Julianna Wood joined us as Vice President, Corporate Communications and Investor Relations in May 2003. In January 2011, Ms. Wood was appointed Vice President, Public Affairs. From December 2001 to May 2003, Ms. Wood was Senior Director of Investor Relations and Corporate Communications at Caliper Technologies Corporation. Previously, she served in a similar capacity at Sangamo BioSciences, Inc. and Chiron Corporation. Ms. Wood holds a B.A. from Stanford University and has an M.B.A. from Duke University.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of our common stock as of March 15, 2011 by: (i) each director and nominee for director; (ii) each of the executive officers named in the Summary Compensation Table; (iii) all of our current executive officers and directors as a group; and (iv) all those known by us to be beneficial owners of more than five percent of our common stock.

Beneficial Ownership (1)

		Shares Issuable
		Pursuant to Options
	Outstanding	Exercisable Within
	Shares of	60 Days of	Percent of
Name of Beneficial Owner	Common Stock (2)	March 15, 2011	Total

BlackRock, Inc. (3) 40 East 52nd Street New York, NY 10022	4,349,191	—	6.92%
Sectoral Asset Management Inc. (4) 2100-1000 Sherbrooke St. West Montreal PQ H3A 3G4 Canada	3,860,105	—	6.14%
Wellington Management Company, LLP (5) 280 Congress Street Boston, MA 02210	4,836,868	—	7.70%
Paul Goddard, Ph.D.	5,290	60,726	*
Antonio J. Grillo-López, M.D	4,265	76,914	*
Magnus Lundberg	4,616	59,041	*
Corinne H. Nevinny	3,964	47,410	*
William R. Ringo	—	—	*
Wendell Wierenga, Ph.D.	3,580	56,452	*
Thomas G. Wiggans	6,115	60,287	*
N. Anthony Coles, M.D.	49,633	364,293	*
Matthew K. Fust	18,101	67,447	*
Laura A. Brege	18,927	220,980	*
Kaye Foster Cheek	17,800	—	*
Ted W. Love, M.D.	29,737	36,094	*
All current executive officers and directors as a group (15 persons)	198,696	1,282,878	2.03%

*	Less than one percent.

(1)	This table is based upon information supplied by officers and directors and, with respect to the beneficial owners of more than five percent of our common stock, Schedules 13D and 13G filed with the SEC, which information may not be accurate as of March 15, 2011. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. The address of each person named in the table, unless otherwise indicated, is c/o Onyx Pharmaceuticals, Inc., 249 East Grand Avenue, South San Francisco, CA 94080. Applicable percentages are based on 63,079,709 shares outstanding on March 15, 2011 adjusted as required by rules promulgated by the SEC.

(2)	This column includes restricted stock awards granted as of March 15, 2011 for which the individuals have voting power. Restricted stock awards are subject to certain restrictions, including vesting.

(3)	BlackRock, Inc., in its capacity as investment adviser, may be deemed to beneficially own the number of shares of common stock set forth in the table above, which are held of record by clients of BlackRock, Inc.

(4)	Sectoral Asset Management Inc, in its capacity as an investment adviser, has the sole right to dispose of the number of shares of common stock set forth in the table above and has shared voting rights over 3,860,105 shares. Jérôme G. Pfund and Michael L. Sjöström are the majority shareholders of Sectoral Asset Management Inc. and are each deemed to have the sole right to dispose of the number of shares of common stock set forth in the table above and shared voting rights over 3,860,105 shares. Sectoral Asset Management Inc. and Messrs. Pfund and Sjöström disclaim beneficial ownership of our common stock held by Sectoral Asset Management Inc.

(5)	Wellington Management Company, LLP, in its capacity as investment adviser, may be deemed to beneficially own the number of shares of common stock set forth in the table above, which are held of record by clients of Wellington Management Company, LLP.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “1934 Act”) requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2010 all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners were complied with.

COMPENSATION DISCUSSION AND ANALYSIS

The following Compensation Discussion and Analysis addresses the following topics:

•	our compensation philosophy and objectives;

•	our process for setting executive officer performance and compensation;

•	the components of executive officer compensation; and

•	our compensation decisions for the 2010 fiscal year and for the first quarter of the 2011 fiscal year.

The Named Executive Officers for the 2010 fiscal year were as follows:

Named Executive Officer	Title

N. Anthony Coles, M.D.	President and Chief Executive Officer
Matthew K. Fust	Executive Vice President and Chief Financial Officer
Laura A. Brege	Executive Vice President, Corporate Affairs
Kaye Foster-Cheek	Senior Vice President, Global Human Resources
Ted W. Love, M.D.	Executive Vice President, Head of Research and Development and Technical Operations

Executive Compensation Philosophy and Objectives

The Compensation Committee’s overall goals with respect to executive officer compensation are to provide compensation sufficient to attract, motivate and retain executives of outstanding ability, performance and potential, and to establish and maintain an appropriate relationship between executive compensation and the creation of shareholder value. The Compensation Committee believes that the most effective compensation program is one that provides competitive base pay, rewards the achievement of established annual and long-term goals and objectives and provides an incentive for retention.

Compensation Objectives

Our executive compensation program is designed around the following five principles:

1) develop compensation policies and practices that are consistent with Onyx’s strategic business objectives;

2) attract, motivate and retain executive officers and other employees who contribute to the long-term success of the organization;

3) design programs to retain key employees, reward past performance and incentivize future contributions balancing both short and long-term financial and business objectives to build a sustainable company;

4) provide long-term incentive opportunities to continue to establish the relationship between employee contributions, rewards and stockholder value creation; and

5) align our compensation program with Onyx’s core values and culture.

Target Pay Position/Mix of Pay

The components used to support these objectives are base salary, the annual incentive bonus program, equity awards and certain other benefits (discussed in greater detail below under “Executive Compensation Components”). The combined mix of these pay elements allows us to provide a competitive total rewards package to our executives. To date, we have not specified a target percentage of the overall compensation package to be represented by the various compensation elements. The Compensation Committee’s intention is that long-term equity compensation, measured as the value transferred, be a significant part of the executive compensation philosophy and historically, it has represented the largest component. Employees in more senior roles have an increasing proportion of their compensation tied to longer-term performance because they are in a position to have greater influence on longer-term results. For each target or pre-determined element of compensation, such as base salary, target bonus and quantity of equity awards, our strategy has been to examine peer group compensation practices and set target compensation at approximately the 60th percentile of the peer group for base salary and bonus and the 50th percentile for equity. This is the same target pay position for all our employee levels. However, our Compensation Committee has historically approved actual compensation for officers at levels other than the targeted percentile based on the responsibilities and requirements of the position, the individual’s experience, individual and company performance relative to individual and corporate performance goals and the peer group to ensure an appropriate pay-for-performance alignment. In addition, we emphasize variable, or at-risk, compensation to link actual compensation to corporate performance.

Beginning in fiscal year 2011 the Compensation Committee determined that a rebalancing of target equity awards for the executive officers will more closely align incentives with shareholder value creation. The Compensation Committee reduced the annual stock option equivalent targets in 2011 for the executive officers and approved a performance share program that will vest solely on the Committee’s determination that the Company has achieved certain performance goals related to long term value creation. If the Committee determines that the goals have not been met, none of the performance shares will vest.

The Compensation Committee determines and approves the compensation levels and the establishment of performance objectives for the executive officers, excluding the Chief Executive Officer, based on recommendations received from the Chief Executive Officer. The Board of Directors determines and approves the compensation levels and establishment of performance objectives for the Chief Executive Officer based on recommendations received from the Compensation Committee. As a part of determining executive officer performance and compensation and recommending the Chief Executive Officer’s performance and compensation, the Compensation Committee engaged Radford, an AON Hewitt Consulting Company. Radford provides analysis and recommendations regarding:

•	trends and emerging topics with respect to executive compensation;

•	peer group selection for executive compensation benchmarking;

•	compensation practices of our peer group;

•	compensation programs for executives and broad-based employees; and

•	stock utilization and other metrics.

In addition, the Company subscribes to Radford’s annual Global Life Science compensation survey data on an ongoing basis. Radford advised the Compensation Committee on all of the principal aspects of executive compensation, including executive new hire compensation arrangements. The Compensation Committee regularly meets in executive session to discuss executive compensation issues in which Radford may be asked to participate. Radford attended meetings of the Compensation Committee when requested to do so and reported to the Compensation Committee rather than to management, although they met with management for purposes of gathering information for their analyses and recommendations.

Compensation Benchmarking

The Compensation Committee benchmarks the Company’s executive compensation against a peer group of companies to determine competitiveness and market trends. The Compensation Committee reviews the companies in our peer group annually, reviews Radford’s recommendations regarding such companies, and makes adjustments as necessary to ensure the peer group continues to properly reflect the market in which we compete for talented executives. The Committee also annually reviews the executive pay practices of other similarly situated companies as reported in industry surveys and reports from compensation consulting firms. These surveys are specific to the biopharmaceutical and biotechnology sector. We request customized reports of these surveys so that the compensation data reflects the practices of companies that are similar to us. This information is also considered when making recommendations for each element of compensation.

In developing the peer group of companies for 2010, the Compensation Committee, with assistance from its outside consultant, examined market capitalization of the top 40 biotechnology companies and based on review of these companies, assembled the final peer list for 2010. The peer group examined and approved in 2010 consisted of the following biotechnology companies:

Acorda Therapeutics, Inc.	Genzyme Corporation	Myriad Genetics, Inc.
Alexion Pharmaceuticals, Inc.	Geron Corporation	Nektar Therapeutics
Alkermes, Inc.	Gilead Sciences, Inc.	Pharmasset, Inc.
Amylin Pharmaceuticals, Inc.	Halozyme Therapeutics, Inc.	Questcor Pharmaceuticals, Inc.
Auxilium Pharmaceuticals, Inc.	Human Genome Sciences, Inc.	Regeneron Pharmaceuticals, Inc.
Biogen Idec Inc.	InterMune, Inc.	Salix Pharmaceuticals, Ltd.
BioMarin Pharmaceuticals, Inc.	Incyte Corporation	Savient Pharmaceuticals Inc.
Celgene Corporation	Isis Pharmaceuticals, Inc.	Seattle Genetics, Inc.
Cephalon, Inc.	Lexicon Pharmaceuticals, Inc.	Targacept, Inc.
Cubist Pharmaceuticals, Inc.	Mannkind Corporation	Theravance, Inc.
Dendreon Corporation	Medicines Co.	United Therapeutics Corporation
Endo Pharmaceuticals Holdings Inc.	Micromet, Inc.	Vertex Pharmaceuticals Incorporated
Enzon Pharmaceuticals, Inc.	Momenta Pharmaceuticals, Inc.	ViroPharma, Inc.

In establishing the 2010 peer group list, Allos Therapeutics, Inc., Alnylam Pharmaceuticals, Inc., AMAG Pharmaceuticals, Inc., Cadence Pharmaceuticals, Inc., Exelixis, Inc., Medarex, Medivation, Inc., OSI Pharmaceuticals, Inc., Sepracor and XenoPort, Inc. were removed from the 2009 peer group list as a result of acquisitions and changes in market capitalization. In addition, Enzon Pharmaceuticals, Inc., Incyte Corporation, Lexicon Pharmaceuticals, Inc., Medicines Co., Micromet, Inc., Momenta Pharmaceuticals, Inc., Pharmasset, Inc., Questcor Pharmaceuticals, Inc., Targacept, Inc. and ViroPharma, Inc. were added to the peer group list as a result of increases in market capitalization. Data on the compensation practices of the above-mentioned peer group generally is gathered by Radford or through searches of publicly available information. Peer group data is gathered with respect to base salary, bonus targets and all equity awards. It does not include generally available benefits, such as health care coverage.

Executive Compensation Components

Base Salary

Base salary is the primary fixed compensation element in the executive pay program, which is intended to attract and retain executive officers of outstanding ability. Our Compensation Committee believes that base salaries should reflect the job responsibilities, performance, experience and skill level of the executive, as well as pay level relative to similar positions at companies in our peer group, and internal parity with respect to the rest of the executive team. We have an annual “merit budget” based on data and recommendations provided by Radford which is the company’s overall budget for base salary increases and includes recommended guidelines for adjustments based on an employee’s individual performance against annual goals and objectives and their compensation compared to similar positions within and outside of the company. These guidelines are used throughout our company for all employees. All base salary increases are effective on January 1 of each year.

Annual Incentive Bonus Program

Our annual incentive bonus program is an “at-risk” cash compensation arrangement for all employees designed to reward the achievement of key financial, operational and strategic goals that we believe support longer-term stockholder value. Payment of cash bonuses to our executive officers is subject to the achievement of a minimum performance threshold tied to our corporate goals established by the Board of Directors.

Equity Compensation

Equity compensation represents the largest at-risk component of our executive officer compensation program. We believe this is appropriate to align the interests of our executive officers with those of our stockholders to achieve and sustain long-term stock price growth. We accomplish this objective by providing executive officers with a substantial economic interest in the long-term appreciation of our common stock through the grant of a mix of stock options and restricted shares, measured on an option equivalent basis. The target mix of stock options to restricted shares for vice presidents and above as part of their annual award is 70% stock options and 30% restricted stock. In addition, the Compensation Committee has delegated to management the option, at their discretion, to offer a 70% stock option and 30% restricted stock mix to vice presidents and above upon hire to respond to specific situations. For all other employees, the annual grant ratio is 50% stock options and 50% restricted shares, and new hire grants are provided in the form of stock options only. In the case of restricted stock awards, the number of shares granted is determined based on a 3:1 ratio of stock options to restricted stock. For example, if an executive officer level employee were to receive an annual equity award of 100 option equivalent shares, he or she would receive an option exercisable for 70 shares of our common stock and a restricted stock award of 10 shares. Stock options are issued with an exercise price equal to the closing price of our stock on the date of grant, which, for annual grants, is the last business day of March each year and for new hire and promotion grants, is generally the date of hire or promotion. Stock options provide value only if our stock price increases, which benefits all stockholders and the executive or employee only if he or she remains with us until his or her options vest, thus aligning the interests of our stockholders, and our employees and executives, during their employment, with the long-term success of the Company. Our standard practice is to grant options to executive officers upon hire that vest ratably over a four-year period (the first 1/4th vest one year from the grant date and 1/48th each month thereafter until fully vested) and each year to grant additional options to executive officers that vest 1/8th after six months from the grant date and 1/48th each month thereafter over four years. Stock options granted for promotions vest ratably 1/48th each month from the grant date over four years. Restricted stock grants vest over three years, with 1/3rd vesting on each of the three anniversaries of the grant date. We believe this vesting schedule is appropriate and encourages retention of our executive officers. Also, this vesting schedule is typical among our peer companies.

Beginning in 2011 we are rebalancing this component of our executive officer compensation program to further enhance the linkage to shareholder value creation through the use of performance based vesting of restricted shares for a portion of total equity compensation delivered to all executive officers.

Equity Grant Practices

Generally, our Compensation Committee approves all equity grants to our executive officers, other than the Chief Executive Officer. Equity grants made to the Chief Executive Officer are approved by the full Board of Directors, based on recommendations made by the Compensation Committee. We grant options at exercise prices equal to the closing price of our common stock on the NASDAQ Global Market on the date of grant. In addition, we do not coordinate grants of options so that they are made before an announcement of favorable information, or after an announcement of unfavorable information. To date, we have not repriced or replaced any stock options if the grant price declines after the grant date. Re-pricing or replacement of stock options, for any reason, can only occur upon a majority vote of our shareholders as defined in our 2005 Equity Incentive Plan. Our practice has been to grant stock options for all employees on their first day of employment, or the effective date of a promotion that carries an option grant with it, and to approve annual stock award grants at the first Compensation Committee of the year and full Board of Directors meeting (typically in February or March). In 2007, the Board of Directors established the grant date for annual equity incentive awards for all employees to be the last business day of March for annual grants awarded in 2007 and for each year thereafter. The annual grant date and associated exercise price of executive officer grants are the same as for the rest of the employee population. Our Compensation Committee and our Board of Directors selected the date of the first Compensation Committee and Board of Directors meeting of each year as the date to approve annual equity grants because it coincides with our Compensation Committee’s and Board of Directors’ review of the Company’s and individual’s performance during the year and the approval of other executive officer compensation decisions (e.g., base salary increases and bonus payments). Further, our Compensation Committee and our Board of Directors believe that the meetings provide adequate time for our Compensation Committee and Board of Directors to ask questions of the Chief Executive Officer regarding his recommendations for the other executive officers and to carefully deliberate the Chief Executive Officer’s compensation arrangements.

For administrative efficiency, our Board of Directors has created a restricted stock committee, currently composed of the Chief Executive Officer, and has delegated authority to that committee to approve restricted stock awards to non-executive officer employees and consultants. The Board of Directors has also granted to the Chief Executive Officer, Chief Financial Officer and Senior Vice President, Global Human Resources the authority to approve option grants to non-executive officer employees. The purpose of these delegations of authority is to enhance the flexibility of option and stock administration within the Company and to facilitate the timely granting of options and restricted stock awards to employees, particularly new employees. All stock option and restricted stock awards granted by the authorized delegates must comply with the terms and conditions of our 2005 Equity Incentive Plan and must be within specified limits approved by the Compensation Committee. In particular, the authorized delegates may not grant options or restricted stock awards to executive officers, including himself or herself, or grant options or restricted stock awards to any employee to acquire more than an aggregate of 100,000 shares per year or any consultant to acquire more than 10,000 shares per year individually, or 40,000 shares to consultants as a group, without Compensation Committee approval.

Benefits and Perquisites

We offer a number of benefits to the executive officers pursuant to benefit programs that are also provided to all non-executive officer employees for participation. These benefits programs include the Employee Stock Purchase Plan (ESPP), vacation, medical, dental and vision insurance, long-term and short-term disability insurance, life and accidental death and dismemberment insurance, health and dependent care flexible spending accounts, wellness programs, educational assistance, employee assistance and certain other benefits. Most employees are also eligible for variable pay under the sales incentive plan or the incentive plan described above.

We maintain a tax-qualified 401(k) Plan, which provides for broad-based employee participation. Under the 401(k) Plan, all Onyx employees were eligible to contribute up to $16,500 of their compensation in 2010 subject to certain Internal Revenue Service and plan restrictions. Beginning in fiscal year 2007, Onyx provided a discretionary company match for all employee contributions of $0.50 per dollar contributed, up to a maximum match of $3,000 in any calendar year. In fiscal year 2008 and, then subsequently, in fiscal year 2011, the maximum match was increased to $3,500 and $4,500, respectively, in any calendar year. Onyx does not provide defined benefit pension plans or defined contribution retirement plans to its executives or other employees other than the 401(k) Plan.

Tax Considerations

We believe it is in our best interest, to the extent practical, to have executive officer compensation be fully deductible under Section 162(m) of the Code. Section 162(m) generally provides that a publicly-held company may not deduct compensation paid to certain of its top executive officers to the extent that such compensation exceeds $1.0 million per officer in a calendar year. Compensation that is “performance-based compensation” within the meaning of the Code does not count toward the $1.0 million deduction limit.

We have taken steps to structure payments to executive officers under the corporate bonus and equity compensation programs to meet the Section 162(m) requirements. We believe that performance based awards granted from our Incentive Plan are Section 162(m) compliant. Our Compensation Committee nevertheless retains the discretion to provide compensation that potentially may not be fully deductible to reward performance and/or enhance retention.

Total Compensation

We believe we are fulfilling our compensation objectives and in particular, rewarding executive officers in a manner that supports our strong pay-for-performance philosophy and in a way that strives to maintain fair, reasonable and responsible pay that incentivizes our executives and aligns their interests with those of our stockholders. A substantial portion of executive compensation is tied directly to our performance and is structured to ensure that there is an appropriate balance between our long-term and short-term performance. Overall, the base pay and total target cash compensation, including target bonuses for the executive officers in 2010, were between the 50th and 60th percentiles of our peer group. Equity compensation for ongoing executive officer grants is targeted at the 50th percentile. In determining an executive officer’s award and where it is positioned relative to the 50th percentile, the Committee examines market benchmark data focusing on ongoing equity grant values based on the Black-Scholes model, grant levels as a percent of total outstanding shares and absolute number of shares granted. In addition to specific annual grant benchmark data, the Committee also considers where an executive’s total equity ownership is positioned relative to the peer group as well as the retention value of an executive’s existing equity holdings when determining the appropriate size of ongoing equity awards. The average resulting mix of compensation elements for our named executive officers, excluding Dr. Coles’, in 2010 was 22% base salary, 10% target annual bonus opportunity and 68% equity grant value, which is in line with our compensation philosophy.

2010 Executive Officer Compensation

In February 2010, our Compensation Committee approved 2010 base salaries and target incentive bonus percentages, 2010 stock option grants and restricted stock awards to the executive officers. These decisions were based on the executive compensation philosophy principles described earlier in this discussion including our Compensation Committee’s assessment of achievement of corporate performance goals during 2009 and individual executive officer performance.

Base Salary

In February 2010, our President, Chief Executive Officer and Director, Dr. Coles, presented his recommendations for the executive officers’ salaries (except himself and any executive officers hired during fiscal year 2010) to our Compensation Committee. The salaries for 2010 represented an average increase of 4.2% over 2009 annualized salary levels for the executive officers (excluding Dr. Coles and any executive officers hired during fiscal year 2010). Dr. Coles proposed increases in salary levels for such executive officers due to their performance, their positions relative to the external market and consideration of their position and compensation relative to other employees. Based on Dr. Coles’ performance evaluation for these individuals, comparable market data for these positions provided by Radford and our strong performance overall, our Compensation Committee approved Dr. Coles’ recommendations for the executive officers.

Our Compensation Committee, in consultation with Radford, makes compensation recommendations for the Chief Executive Officer that must be approved by our full Board of Directors. The recommendations made by the Compensation Committee and Radford were based on Dr. Coles’ performance, external comparative market data and maintaining a targeted total cash compensation at the 60th percentile, resulting in Dr. Coles’ 2010 base salary increasing by 4.0% over 2009.

Annual Incentive Bonus Program

As in 2009, the Compensation Committee reaffirmed that 80% of the target bonus should be linked to corporate performance goals and 20% should be linked to individual performance for executive officers for 2010, excluding the Chief Executive Officer. For the Chief Executive Officer 100% of the target bonus was linked to corporate performance goals. Target bonuses for non-executive employees are also based on individual responsibility and performance and corporate performance with weightings for each varying by employee level. Generally, employees with greater responsibilities have a higher weighting on corporate performance. Individual performance is measured by comparing achievements for the year against the individual’s goals and objectives. The corporate performance goals are allocated to three components, financial, development and organizational performance goals, with each component weighted to reflect its significance as determined by the Compensation Committee. The first component consists of financial performance goals for several key financial metrics, each weighted, including sales levels and operating expenses. The second and third components relate to pre-specified key operational metrics for development and organizational goals.

Weightings for each of the key metrics for each component are determined at the beginning of the year and are reviewed and approved by the Compensation Committee as well as the Board of Directors. Additionally, the Compensation Committee established a tiered system to measure achievement against the various goals that included a threshold achievement level, a target achievement level and a maximum achievement level for each goal. The Compensation Committee reaffirmed that the Company had to meet a required minimum threshold of 50% of the pre-determined corporate performance goals in order to trigger a payout under the plan. If the required minimum threshold is not achieved, the annual bonus pool will not be funded. If the maximum achievement level is met, the annual bonus pool may be funded up to a maximum payout of 150% of the target bonus pool. The Compensation Committee can modify actual bonus payments based on the contributions of each executive officer to corporate performance goals, and exercise its discretion in determining overall achievement level

1. Financial performance goals comprised 40% of the corporate performance goals and included achievement of three key financial metrics, each weighted as follows:

•	Global Nexavar sales, excluding Japan — 20%

•	U.S. Nexavar sales — 10%

•	Management of non-GAAP operating expenses — 10%

2. Product development goals comprised 50% of the corporate performance goals and were based on the three themes of advancing carfilzomib, driving Nexavar development and advancing our earlier-stage pipeline, as follows:

•	Advancing carfilzomib

•	Initiate first-patient, first-visit (FPFV) for the carfilzomib ASPIRE (009) trial — 5%

•	Initiate FPFV for the carfilzomib FOCUS (011) trial — 5%

•	Submit New Drug Application (NDA) for carfilzomib — 15%

•	Drive Nexavar development

•	Initiate FPFV for the Nexavar Phase 3 breast cancer trial — 5%

•	Topline data readout for Nexavar Phase 3 NExUS trial — 5%

•	Topline data readout for Nexavar Phase 2 Hudis trial — 5%

•	Advance earlier-stage pipeline

•	Establish maximum tolerable dose (MTD) in the Phase 1 trial for ONX 0801 — 2.5%

•	Determine pharmacokinetic (PK) profile for ONX 0912 — 2.5%

•	Complete negotiations with S*BIO Pte Ltd (S*BIO) — 2.5%

•	Support S*BIO in filing special protocol assessment (SPA) for ONX 0803 program — 2.5%

3. Organizational goals comprised the remaining 10% of the corporate performance goals and were based on certain activities related to our acquisition of Proteolix, Inc. (Proteolix) in November 2009 as follows:

•	Successful integration of the Proteolix team with the combined organization — 5%

•	Complete the knowledge sharing from the Proteolix team across the combined organization — 5%

We are not disclosing certain of our specific target objectives or levels of achievement related to our financial goals because we believe that their disclosure might allow our competitors to predict certain business strategies and cause us competitive harm. Because we are not disclosing these target objectives, we are stating our assessment of how likely it will be for these targets to be achieved by our executive officers. Although achievement of our target objectives involved future performance and, therefore, was subject to uncertainties at the time the objectives were set, the Compensation Committee believes it established target objectives that were achievable with an appropriate amount of dedication and hard work and, therefore, it was more likely than not that each executive officer would earn a bonus under the annual incentive bonus award program at the threshold level, consistent with our compensation philosophy. However, our Compensation Committee believes that at the time the objectives were set, there would be a substantial degree of difficulty in achieving the objectives at the target 100% level and an even greater degree of difficulty in achieving them at the stretch 150% level.

2010 achievements considered by our Compensation Committee in assessing the level of achievement of each goal are as follows:

Financial:

In determining whether we met our financial objectives, our Compensation Committee considered our performance against the three key financial metrics noting:

•	Worldwide Nexavar sales, excluding Japan, were $795.0 million;

•	Nexavar U.S. revenue; and

•	Non-GAAP operating expenses were $425.0 million.

The Compensation Committee considered the negative effects of foreign currency exchange on our financial results in 2010, particularly as compared against prior periods. The Compensation Committee noted that if worldwide Nexavar sales were adjusted for the effects of foreign currency exchange, the goal would have been achieved at the 50% level. Given that the Compensation Committee had in prior years not adjusted the goals to remove any positive effects of foreign currency exchange fluctuations, the Committee determined that for consistency, it would not adjust the 2010 goals for negative currency effects, but acknowledged that these fluctuations were outside our control and that absent these fluctuations, the goal would have been achieved at the 50% level.

Development and Strategic:

In determining our performance against the development goals, the Compensation Committee considered the product development goals related to advancing carfilzomib, driving Nexavar development and advancing our earlier-stage pipeline.

•	Advancing Carfilzomib

The maximum achievement level was met for the ASPIRE trial as a result of first-patient first-visit occurring in July 2010. The ASPIRE trial is an international Phase 3 combination trial with Revlimid in relapsed multiple myeloma, which will form the basis of global registrations in the earlier stage of the disease.

Our goal of initiating enrollment in the FOCUS trial, a Phase 3 trial in Europe to evaluate patients with refractory multiple myeloma relapsed after at least three prior regimens, was achieved in September 2010 triggering the target achievement level. This trial will provide data needed for European registration of carfilzomib in treatment of late-stage multiple myeloma patients.

Our goal to submit the NDA for carfilzomib in the U.S. by the end of the year was delayed based on a meeting in fiscal year 2010 with the Chemistry, Manufacturing and Controls (CMC) review division of the U.S. Food and Drug Administration (FDA) and, thus, did not reach the threshold achievement level. The FDA requested additional CMC information related to commercial-scale manufacturing of carfilzomib. Onyx had previously anticipated filing an NDA by the end of 2010 for accelerated approval of carfilzomib and now expects that its NDA filing for accelerated approval could occur as early as mid-year 2011. In January 2011, the FDA approved Fast Track status for the carfilzomib NDA, and in January 2011 we began a rolling submission of the NDA.

•	Driving Nexavar Development

Top-line data readout for the NExUS lung cancer trial and the Hudis breast cancer trial were presented in the second quarter of 2010 and November 2010, respectively, which met the maximum achievement level for and target achievement level, respectively, for these goals.

Our goal of initiating the Phase 3 trial breast cancer combination trial with capecitabine through first-patient, first-visit was delayed into fiscal year 2011 and, thus, did not reach the threshold achievement level.

•	Advancing Our Earlier-Stage Pipeline

The target achievement level was met for the Phase 1 trial of ONX 0912, which is continuing dose escalation. Patients with solid tumors were dosed up to 180 mg with daily-by-5 oral administration.

We met the target achievement levels for both goals associated with S*BIO. Our expanded agreement with S*BIO was completed in April 2010 and our development team worked extensively with S*BIO to support SPA submission.

Although dose-finding in our Phase 1 trial of ONX 0801 continued, MTD was not established and, thus, did not reach the threshold achievement level.

Organizational:

Both of our organizational goals were met at the maximum achievement levels. The successful integration of Proteolix was measured through the completion and the subsequent results of a performance checklist by employees across through the organization. These data were corroborated by our annual employee survey in August 2010, showing that Onyx had “Global Best Practice” scores for alignment on organizational mission. The Proteolix knowledge sharing framework and tools were completed in first quarter 2010 with knowledge transfer in critical areas occurring by second quarter 2010.

In February 2011, as described above, our Compensation Committee met to review and certify the results of each corporate performance goal to determine the corporate performance factor at which bonuses would be achieved under the annual incentive bonus program for 2010. Based on the achievement level established for each metric under the financial component of the corporate performance goals, including sales and cash flow objectives, our actual performance was not met for two metrics and exceeded the maximum achievement level for one metric. We met most of the corporate performance goals related to the development metrics and exceeded both of the goals related to the organizational metrics. Based on the strength of our performance against the original 2010 objectives, the overall corporate performance goals would have been achieved at a weighted average of 62.5%, which is summarized in the following table:

								Contribution to
								Overall
							2010	Corporate
		2010					Performance	Performance
		Weighting	Threshold	Target	Maximum		Factor	Factor
Corporate Performance Category		(A)	50%	100%	150%	Actual	(B)	(A x B)

Financial	Total Nexavar revenue (excluding Japan) in millions	20.0%	*	*	*	785	0%	0.0%
	Nexavar U.S. revenue in millions	10.0%	*	*	*	*	0%	0.0%
	Non-Operating Expense in millions	10.0%	477	455	433	425	150%	15.0%

Development	Initiate carfilzomib ASPIRE trial, FPFV	5.0%	Sep.	Aug.	Jul.	Jul.	150%	7.5%
	Initiate carfilzomib FOCUS trial, FPFV	5.0%	Q4	Q3	Q2	Q3	100%	5.0%
	Submit NDA for carfilzomib	15.0%	Dec.	Nov.	Oct.	N/A	0%	0.0%
	Obtain topline data readout for NExUS trial	5.0%	Q4	Q3	Q2	Q2	150%	7.5%
	Obtain topline data readout for breast cancer trial (Hudis)	5.0%	Dec.	Nov.	Oct.	Nov.	100%	5.0%
	Initiate Nexavar Phase 3 breastcancer trial, FPFV	5.0%	Nov.	Sep.	Jul.	Nov.	0%	0.0%
	Determine PK profile for ONX 0912	2.5%	Q4	Q3	Q2	Q3	100%	2.5%
	Complete S*BIO negotiations	2.5%	May	Apr.	Mar.	Apr.	100%	2.5%
	Support S*BIO in filing special protocal assessment for ONX 0801 program	2.5%	Dec.	Nov.	Oct.	Nov.	100%	2.5%
	Establish MTD in Phase 1 trial of ONX 0801	2.5%	Dec.	Nov.	Oct.	N/A	0%	0.0%

Organizational	Successful integration of Proteolix, Inc.	5.0%	Q3	Q2	Q1	Q1	150%	7.5%
	Completion of Proteolix, Inc. asset knowledge sharing	5.0%	Q4	Q3	Q2	Q2	150%	7.5%

	Overall Corporate Performance Factor							62.5%

*	Competitively harmful information. We are not disclosing certain of the specific target objectives or actual achievement levels because we believe that their disclosure might allow our competitors to predict certain business strategies and would cause us competitive harm.

The Compensation Committee then considered the following additional factors that were not pre-specified as corporate goals:

•	We licensed rights to carfilzomib in Japan to Ono, which was strategically important to us and also provided financial support for our operations, given the $59.2 million up-front cash payment Ono made to us in connection with that transaction. In addition, potential future milestone and development support payments that the Company may receive from Ono could total up to $283.5 million.

•	The price of our common stock performed well in 2010, relative to the NASDAQ Biotechnology Index.

•	The management team has been strengthened in 2010 with the addition of the Senior Vice President, Global Human Resources as well as the Executive Vice President and Head of Research & Development.

The Committee recognized that these additional factors were not anticipated at the beginning of 2010 when corporate objectives were established for the year, and were, therefore, not included in the 2010 corporate goals. Nonetheless, the Committee concluded that these additional accomplishments were significant to our 2010 corporate performance, and specifically attributable to the performance of our management team and employees. In an effort to align incentive compensation with our corporate results, the Committee exercised its discretion with regard to the corporate goals and positively adjusted the achievement of corporate performance by 4.5%, in recognition of the these additional unplanned stretch achievements.

The Committee determined that our corporate performance for the year, against the target achievement levels, and as adjusted for extraordinary additional accomplishments, was 67%. The Compensation Committee determined that a 67% payout reflected our actual performance for the year against its target achievement level. As specified above, 80% of the named executive officers’ 2010 target bonus, other than the Chief Executive Officer’s, was linked to corporate performance goals with the remaining 20% linked to individual achievements. Therefore, the 80% of the target bonus linked to corporate performance goals would be paid out at 67% and the 20% of the target bonus linked to individual achievements was paid out between 90% and 120%, depending on the individual’s level of achievement. Assessment of individual achievements was based on individual goals and performance by the Chief Executive Officer, Compensation Committee and Board of Directors. For the Chief Executive Officer, 100% of his target bonus was linked to corporate performance goals, and, therefore, Dr. Coles’ target bonus was paid out at 67% of the target level.

The Compensation Committee established categories of individual goals in which executive officers, other than the Chief Executive Officer, were expected to make measurable achievement, but did not establish specific performance measurement metrics for each goal. For 2010, 80% of the target bonus was linked to corporate performance goals and 20% to individual performance for executive officers, excluding the Chief Executive Officer.

For the fiscal year 2010, the performance goals taken into consideration to determine the individual performance factor scores for each named executive officer, excluding the Chief Executive Officer, were as follows:

Name	Individual 2010 Goals

Matthew K. Fust Executive Vice President and Chief Financial Officer
•     Complete site selection and Board approval for new corporate headquarters
•   Execute on financing efforts with partners, both strategic and financial, to support development portfolio by September 30, 2010
•   Evaluate and implement new systems platforms to enable the Company’s growth
•   Structure the Finance team to enable support to the organization for carfilzomib launch
•   Implement process and strategies to strengthen the Company’s position in the Bayer collaboration
•   Establish European headquarters to support international expansion

Laura A. Brege Executive Vice President, Corporate Affairs
•     Create the Government Affairs capability within the Company
•   Develop a strategic plan for carfilzomib launch and global expansion
•   Establish a Portfolio and Life-Cycle Management Process
•   Ensure effective integration of the Proteolix acquisition

Kaye Foster-Cheek Senior Vice President, Global Human Resources
•     Develop an organizational architecture, governance model and implementation strategy for global expansion
•   Re-engineer the talent acquisition process
•   Lead Human Resources components for the corporate headquarters relocation strategy
•   Build critical talent

Ted W. Love, M.D. Executive Vice President, Research & Development and Technical Operations
•     Scale up the research and development capabilities to deliver pipeline progress
•   Establish a world-class scientific advisory board
•   Collaborate with Investor Relations to enhance the Company’s external exposure
•   Ensure research and development spend correlates with delivering projects on time and on budget
•   Provide medical and scientific leadership to corporate development evaluation of strategic opportunities

The Chief Executive Officer made recommendations regarding the executive officers’ achievement of their individual performance goals to the Compensation Committee, and in determining the actual level of achievement, as with any personnel evaluation, applied judgment and discretion and carefully weighed individual achievements in each category. In his assessment, Dr. Coles evaluated each executive officer’s specific accomplishments against the established objectives as well as the impact of those accomplishments on our overall performance.

Mr. Fust’s notable achievements in 2010 were completion of a transaction enabling a move to one consolidated facility, implementing a foreign exchange hedging strategy and partnering with Corporate Development to secured funding for pipeline development, development of a multi-year IT implementation plan and establishing Zug, Switzerland as the Company’s European headquarters to support international expansion. Based on these achievements, Dr. Coles recommended an individual performance factor of 100% for Mr. Fust.

For 2010, Ms. Brege’s primary achievements resulted in the establishment of a governmental affairs office expanding Onyx’s capabilities and reach, bringing on key talent in the product life-cycle area, strengthening our position in the Bayer litigation, and developing our European Union expansion strategy across the organization. Offsetting Ms. Brege’s success in the above areas was the decision to delay filing the NDA for carfilzomib due to CMC issues, causing Dr. Coles to recommend an individual performance factor of 90% for Ms. Brege based on the above factors.

Ms. Foster-Cheek joined Onyx on September 30, 2010 and was not part of the corporate and individual goal setting process at the beginning of the year. Dr. Coles directed Ms. Foster-Cheek to lead an organizational assessment of the Onyx leadership architecture to ensure alignment with the corporate challenges in 2011 and beyond. The new architecture was presented to the Board of Directors with implementation approved for the first quarter 2011. Additionally, Ms. Foster-Cheek redesigned the talent acquisition strategy and process to improve talent quality and time to hire. Based on her accomplishments, Dr. Coles recommended an individual performance factor of 120%.

Dr. Love joined Onyx on February 1, 2010. His leadership in assessing talent gaps and attracting new executives to the Company has positioned Onyx for its next phase of growth. His contributions during corporate development activities were extremely valuable to Dr. Coles and the other Executive Officers. Dr. Love’s focused management of the research and development organization led to the initiation of two Phase 3 trials (ASPIRE and FOCUS) and the acceleration of the development for ONX 0912, both of which also contributed to the achievement of the pre-specified corporate development goals noted above. Based on his accomplishments Dr. Coles recommended an individual performance factor of 100%.

Dr. Coles presented his assessment and recommendation for individual performance factor scores for each executive officer to the Compensation Committee, based on each executive officer’s achievement of his or her individual objectives as well as significant unplanned results. Based on an independent evaluation of each of the executive officer’s individual achievements compared to their objectives and taking into consideration Dr. Coles’ assessments and recommendations for each executive officer, the Compensation Committee determined and approved individual performance factor scores for each of the executive officers, concluding that individuals’ accomplishments in all cases substantially met the Compensation Committee’s expectations at or near the target level and in the case of Ms. Foster-Cheek, exceeded the target expectations. Accordingly, the Compensation Committee approved individual performance factors for Mr. Fust, Ms. Brege, Ms. Foster-Cheek and Dr. Love of 100%, 90%, 120% and 100%, respectively.

The following chart summarizes the total bonus payment and company and individual performance weightings used to calculate the total bonus payment to each named executive officer for performance during fiscal year 2010:

	Target Bonus		Corporate Performance		Individual Performance			Total Bonus
Named Executive	(as a % of	Target	Performance		Performance		Total Bonus	Payment (as a
Officer	Salary)	Bonus	Factor (1)	Weighting	Factor	Weighting	Payment	% of Target)

N. Anthony Coles, M.D.	100%	$676,000	67	100%	0	0%	$452,920	67%
Matthew K. Fust	50%	$217,350	67	80%	100	20%	$159,970	74%
Laura A. Brege	50%	$237,600	67	80%	90	20%	$170,122	72%
Kaye Foster-Cheek (2)	45%	$38,250	67	80%	120	20%	$30,251	79%
Ted W. Love, M.D. (3)	50%	$222,292	67	80%	100	20%	$163,321	73%

(1)	The Corporate Performance Factor of 67 is based on 62.5 for performance against the target achievement levels for established corporate goals plus 4.5 for performance against additional unplanned achievements.

(2)	Ms. Foster-Cheek’s target bonus and total bonus payment was pro-rated based on her start date of September 30, 2010.

(3)	Dr. Love’s target bonus and total bonus payment was pro-rated based on his start date of February 1, 2010.

Executive Equity Compensation

In December 2007, the Compensation Committee reviewed and discussed the Company’s equity compensation program, including a comparison against companies in our peer group and the Company’s philosophy with regard to granting a mix of stock options and restricted stock grants. The target mix of stock options to restricted shares for vice presidents and above as part of their annual award is 70% stock options and 30% restricted stock. In addition, the Compensation Committee has delegated to management the option, at their discretion, to offer a 70% stock option and 30% restricted stock mix to vice presidents and above upon hire. Equity compensation for ongoing executive officer grants is targeted at the 50th percentile. In determining an executive officer’s award and where it is positioned relative to the 50th percentile, the Committee examines market benchmark data focusing on ongoing equity grant values based on the Black-Scholes model, grant levels as a percent of total outstanding shares and absolute number of shares granted. In addition to specific annual grant benchmark data, the Committee also considers where an executive’s total equity ownership is positioned relative to the peer group as well as the retention value of an executive’s existing equity holdings when determining the appropriate size of ongoing equity awards.

Executive Officer Hires

Ted W. Love, M.D., Executive Vice President, Head of Research & Development and Technical Operations

On February 1, 2010, Ted W. Love, M.D., was appointed Executive Vice President, Head of Research & Development at Onyx. Under the terms of an at-will employment agreement entered into between Onyx and Dr. Love on January 28, 2010, Dr. Love received an initial base salary of $485,000 per year and is eligible to receive an annual cash bonus targeted at 50% of his base salary, dependent on Onyx’s achievement of its corporate performance targets, as determined by the Board of Directors of Onyx. Onyx granted Dr. Love an option to purchase 115,500 shares of Onyx common stock and 16,500 shares of restricted common stock of Onyx. The option grant will vest and become exercisable over four years with 25% of the shares vesting and becoming exercisable on the first year anniversary of the grant date and the remaining 75% vesting and becoming exercisable in 36 equal monthly installments thereafter. The restricted shares will vest in a series of three successive equal annual installments over the three-year period commencing from the grant date. The restricted stock and option vesting are subject to Dr. Love’s continued employment with Onyx. Dr. Love’s compensation package was intended to be consistent with our total compensation philosophy while taking into consideration Dr. Love’s individual attributes and breadth of experience.

Kaye Foster-Cheek, Senior Vice President, Global Human Resources

On September 30, 2010, Kaye Foster-Cheek was appointed Senior Vice President, Global Human Resources at Onyx. Under the terms of an at-will employment agreement entered into between Onyx and Ms. Foster-Cheek on

September 30, 2010, Ms. Foster-Cheek received an initial base salary of $340,000 per year and is eligible to receive an annual cash bonus targeted at 45% of her base salary, dependent on Onyx’s achievement of its corporate performance targets, as determined by the Board of Directors of Onyx. Onyx granted Ms. Foster-Cheek $300,000 for relocation expenses, monthly housing assistance in the amount of $3,250 for the first thirty months of employment, an option to purchase 91,000 shares of Onyx common stock, 13,000 shares of restricted common stock of Onyx and 4,800 shares of performance-based restricted common stock of Onyx. The option grant will vest and become exercisable over four years with 25% of the shares vesting and becoming exercisable on the first year anniversary of the grant date and the remaining 75% vesting and becoming exercisable in 36 equal monthly installments thereafter. The restricted shares will vest in a series of three successive equal annual installments over the three-year period commencing from the grant date. The performance-based restricted shares will vest in full on the closing date of Ms. Foster-Cheek’s purchase of a residence in the San Francisco Bay Area. The restricted stock and option vesting are subject to Ms. Foster-Cheek’s continued employment with Onyx. Ms. Foster-Cheek’s compensation package was intended to be consistent with our total compensation philosophy while taking into consideration Ms. Foster-Cheek’s individual attributes and breadth of experience.

Executive Compensation Summary

The following table summarizes our approved 2010 salaries, annual incentive target bonus percentages and equity awards for our named executive officers:

	2010 Executive Compensation Summary
				Number of
		Incentive Bonus	Number of Stock	Restricted Shares
Name	Base Salary	Target	Options Awarded (1)	Awarded (1)

N. Anthony Coles, M.D.	$676,000	100%	147,000	21,000
Matthew K. Fust	$434,700	50%	45,500	6,500
Laura A. Brege	$475,200	50%	56,000	8,000
Kaye Foster-Cheek (2)	$340,000	45%	91,000	17,800
Ted W. Love, M.D. (3)	$485,000	50%	115,500	16,500

(1)	Stock option and restricted stock award amounts were approved by the Compensation Committee and, then, ratified by the Board of Directors on February 3, 2010 and were granted to such “named executive officers” on March 31, 2010. Stock option awards had an exercise price of $30.28.

(2)	Ms. Kaye Foster-Cheek’s stock option and restricted share awards were granted on her date of hire, September 30, 2010, and stock option awards had an exercise price of $26.38.

(3)	Dr. Love’s stock option and restricted share awards were granted on his date of hire, February 1, 2010, and stock option awards had an exercise price of $28.62.

2011 Executive Officer Compensation

In February 2011, our Compensation Committee and our Board of Directors approved 2011 base salaries, stock option grants and restricted stock awards to the executive officers. Salary increases were made effective as of January 1, 2011. In December 2010, the Compensation Committee approved the 2011 annual incentive target bonus percentages. These decisions were based on the executive compensation philosophy principles described earlier in this discussion, including our Compensation Committee’s assessment of achievement of corporate performance goals during 2010.

Executive Compensation Summary

The following table summarizes our approved 2011 salaries, targeted annual incentive bonuses and equity awards for our named executive officers:

	2011 Executive Compensation Summary
				Number of	Number of
		Incentive	Number of Stock	Restricted Shares	Restricted Stock
Name	Base Salary	Bonus Target	Options Awarded (1)	Awarded (1)	Units Awarded (1)

N. Anthony Coles, M.D.	$701,000	100%	105,000	15,000	50,000
Matthew K. Fust	$452,100	50%	42,000	6,000	22,500
Laura A. Brege	$487,100	50%	35,000	5,000	22,500
Kaye Foster-Cheek	$343,500	45%	28,000	4,000	12,500
Ted W. Love, M.D.	$506,500	50%	42,000	6,000	22,500

(1)	Stock option, restricted shares, and restricted stock unit award amounts were approved by the Compensation Committee and, then, ratified by the Board of Directors on February 3, 2011 and were granted to such “named executive officers” on March 31, 2011. Restricted stock unit awards are performance-based with vesting contingent upon the Compensation Committee’s approval that specific performance goals have been met within specified time periods. If the goals are not met, the restricted share units will expire unvested.

Post-Employment Obligations

Dr. Coles’ Severance Arrangement

On February 22, 2008, we entered into an employment agreement with Dr. Coles setting forth the terms and conditions of his appointment as President and Chief Executive Officer and setting forth the payments and benefits in the event that his employment is terminated without cause in a non-change-in-control circumstance. The severance payments and benefits in such a circumstance include 36 months of his current base salary, payment of COBRA medical insurance coverage premiums consistent with his current coverage for 18 months, up to 18 months accelerated vesting of equity awards granted under his employment agreement that are subject to time based vesting and 12 months to exercise vested stock options.

Executive Severance Benefit Plan

On December 3, 2008, the Board of Directors adopted an Executive Severance Benefit Plan (the “Severance Plan”), pursuant to which current and future Section 16(b) officers, as defined by the Securities Exchange Act of 1934, of Onyx, excluding Dr. Coles, will be eligible to participate and receive severance benefits under certain circumstances. Under the Severance Plan, if a participating executive officer is involuntarily terminated without cause, or constructively terminated, both as defined in the Severance Plan, then the Executive will be entitled to receive (a) cash severance in a lump sum amount equal to up to one year’s base salary, (b) up to 12 months of benefits to continue his or her current health insurance coverage and (c) up to six months following termination to exercise vested stock options. The Severance Plan does not supersede any individually negotiated employment agreement.

Dr. Coles’ Change-in-Control Severance Agreement

On February 22, 2008, the Company entered into an employment agreement, including an Executive Change-in-Control Severance Benefits Agreement (the “Agreement”), with Dr. Coles. Pursuant to the Agreement, if Dr. Coles’ employment with the Company terminates due to an “involuntary termination without cause” or a “constructive termination,” as those terms are defined in the Agreement, in either case within 24 months following the effective date of a “change-in-control” (defined in the Agreement) Dr. Coles will receive the following benefits:

•	a lump sum cash payment equal to four times his base salary;

•	payment of his projected COBRA premiums for a period of 24 months in a lump sum;

•	continuation of payment of his premiums for group life insurance for 24 months or until such earlier date he shall secure subsequent employment that shall provide him with life insurance benefits;

•	payment for his outplacement services for a period of one year following termination, not to exceed $40,000;

•	all stock awards granted to him on or after the effective date of the Agreement will vest in full and he will have 12 months following termination to exercise these stock awards; and

•	in the event that any severance benefits paid pursuant to the Agreement would constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code and would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code (the “Excise Tax”), he shall be entitled to a “gross-up payment” (defined in the Agreement). Notwithstanding the foregoing, no gross-up payment will be paid if a reduction in parachute payments by 10% would cause no Excise Tax to be imposed on him.

Executive Change-in-Control Severance Benefits Agreement

On June 4, 2008, the Compensation Committee of the Board of Directors amended the Executive Change-in-Control Severance Benefits Agreement (the “CIC Agreement”). The amended form of the CIC Agreement is intended to comply with new tax regulations and to simplify the calculation of any lump sum cash severance. Subject to limited exceptions, we have entered into a CIC Agreement with our Executive Vice Presidents, Senior Vice Presidents and Vice Presidents (each an “Executive”). Except as provided in the CIC Agreement and explained below, the CIC Agreement supersedes any other policy, plan, program or arrangement relating to severance benefits payable by the Company to the Executive. Under the CIC Agreement, if an Executive’s employment with the Company terminates due to an “involuntary termination without cause” or a “constructive termination,” as those terms are defined in the CIC Agreement, in either case within 24 months following the effective date of a “change-in-control” (defined in the CIC Agreement), an Executive will receive the following benefits:

•	a lump sum cash payment as follows: Executive Vice President and Senior Vice President — 26 months of base salary; and Vice President — 16 months of base salary;

•	payment of the projected COBRA premiums for Executives for such period of time determined by position as follows, or until such earlier date as the Executive shall secure subsequent employment that shall provide the Executive with health benefits: Executive Vice President and Senior Vice President — 18 months; and Vice President — 12 months;

•	continuation of payment of the premiums for the Executive’s group life insurance for the number of months determined by position as follows, or until such earlier date as the Executive shall secure subsequent employment that shall provide the Executive with life insurance benefits: Executive Vice President and Senior Vice President — 18 months; and Vice President — 12 months;

•	payment for outplacement services for the Executive for a period of one year following termination, not to exceed $25,000 for Executive Vice Presidents and Senior Vice Presidents and $15,000 for Vice Presidents;

•	all stock awards granted to the Executive and that are governed by the CIC Agreement will vest in full and the Executive will have 12 months following termination to exercise these stock awards (unless the stock award term expires prior to that time, in which case to the end of the stock award term); and

•	in the event that any severance benefits paid pursuant to the CIC Agreement would constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code and would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code (the “Excise Tax”), the Executive Vice Presidents and Senior Vice Presidents shall be entitled to a “gross-up payment” (defined in the CIC Agreement). Notwithstanding the foregoing, no gross-up payment will be paid if a reduction in parachute payments by 10% would cause no Excise Tax to be imposed on an Executive.

Certain stock awards (the “Prior Stock Awards”) held by Executives remain subject to a predecessor executive change in control severance benefits agreement (the “Predecessor Agreement”) and continue to be governed by the Predecessor Agreement. The vesting of the Prior Stock Awards shall accelerate as follows:

•	in the event of a “change-in-control” (defined in the CIC Agreement), the vesting of 50% of the Prior Stock Awards shall be accelerated and shall be exercisable for 12 months following any subsequent termination of the Executive’s employment (unless the Prior Stock Award term expires prior to that time, in which case to the end of the Prior Stock Award term); and

•	if an Executive’s employment with the Company terminates due to an “involuntary termination without cause” or a “constructive termination,” as those terms are restated in the CIC Agreement, in either case within 13 months following a “change in control,” the Prior Stock Award will vest in full and the Executive will have 12 months following termination in which to exercise the Prior Stock Award (unless the Prior Stock Award term expires prior to that time, in which case to the end of the Prior Stock Award term).

Eligibility for the change of control and severance benefits summarized in the section titled “Post-Employment Obligations” is contingent upon execution of a general release by the individual upon his or her termination.

Potential Payments Upon Termination — Change-in-Control

The table below identifies the potential payments that each of our Named Executive Officers would have received in the event of a termination without cause or constructive termination (as defined in the respective agreements) in connection with a change in control or a termination without cause or constructive termination absent a change in control. The figures below assume that the transaction or termination occurred on December 31, 2010. All of the potential payments listed in the table below are payments that would have been made pursuant to the terms of the our Executive Severance Benefit Plan or Executive Change in Control Severance Benefits Agreement discussed above under the heading “Post-Employment Obligations,” except for the potential payments to Dr. Coles’ for which potential payment would be made pursuant to the terms of Dr. Coles’ Employment Agreement.

	Acceleration of Vesting					Relocation
	Stock	Restricted	Severance	Continuation of	Outplacement	Payment	Tax Gross-Up
Name	Options (1)	Stock	Payment (2)	Benefits (3)	Services	Forgiveness (4)	Payments	Total

N. Anthony Coles, M.D.
Termination without cause (5)	$1,548,374	$1,499,376	$2,028,000	$37,024	$—	$—	$—	$5,112,774
Termination in connection with a Change-in-Control (6)	2,135,987	1,757,428	2,704,000	49,366	40,000	—	—	6,686,781
Matthew K. Fust
Termination without cause (7)	—	—	434,700	6,382	—	—	—	441,082
Termination in connection with a Change-in-Control (8)	361,257	571,473	941,850	9,573	25,000	—	—	1,909,153
Laura A. Brege
Termination without cause (7)	—	—	475,200	24,683	—	—	—	499,883
Termination in connection with a Change-in-Control (8)	733,688	540,720	1,029,600	37,024	25,000	—	—	2,366,032
Kaye Foster-Cheek
Termination without cause (7)	—	—	340,000	540	—	75,000	—	415,540
Termination in connection with a Change-in-Control (8)	954,590	479,309	736,667	810	25,000	75,000	—	2,271,376
Ted W. Love
Termination without cause (7)	—	—	485,000	24,683	—	—	—	509,683
Termination in connection with a Change-in-Control (8)	952,875	608,353	1,050,833	37,024	25,000	—	—	2,674,085

(1)	The amounts listed in these columns represent the Black-Scholes conversion value of the acceleration of vesting of stock options under our Executive Change in Control Severance Benefits Agreement and are based on the closing price of our common stock on December 31, 2010, which was $36.87.

(2)	The amounts listed in this column do not include the payment of accrued salary and vacation that would be due upon termination of employment.

(3)	Represents the present value of the continuation of our current employee benefits, including medical, dental, disability and life insurance.

(4)	In the event of termination without cause or constructive termination, the $75,000 relocation payment made to Ms. Foster-Cheek in connection with her relocation to the San Francisco Bay Area would not be required to be repaid.

(5)	The amounts in this row represent the potential payments that would be due to Dr. Coles under his employment agreement if we were to terminate his employment without “Cause” and not in connection with a Change in Control. The severance payment is based on Dr. Coles’ 2010 annual base salary.

(6)	The amounts in this row were determined (a) on the assumption that a “Change in Control” under our retention plan occurred and a Triggering Termination occurred with respect to Dr. Coles’ employment and (b) using the same salary assumptions set forth in note 5.

(7)	The amounts in this row represent the potential payments that would be due under the Onyx Pharmaceuticals, Inc. Executive Severance Benefit Plan if we were to terminate the Executive’s employment without “Cause” and not in connection with a Change in Control. The severance payment is based on the Executive’s 2010 annual base salary.

(8)	The amounts in this row were determined on the assumption that “Change in Control” under our Executive Change in Control Severance Benefits Agreement occurred and a Covered Termination (as defined in those agreements) occurred with respect to the Executive’s employment. The severance amount is based on the Executive’s 2010 annual base salary and 2010 target bonus amount.

REPORT OF THE COMPENSATION COMMITTEE2

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis (“CD&A”) contained in this proxy statement. Based on this review and discussion, the Compensation Committee has recommended to the Board of Directors that the CD&A be included in this proxy statement and incorporated into our Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

Paul Goddard, Ph.D.
Wendell Wierenga, Ph.D.
Thomas G. Wiggans

2 This Section is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the 1933 Act or the 1934 Act, other than the Company’s Annual Report on Form 10-K, whether made before or after the date hereof and irrespective of any general incorporation language in that filing.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table shows compensation information for the fiscal years ended December 31, 2010, 2009 and 2008 for the Named Executive Officers.

							Non-Equity
				Stock		Option	Incentive	All Other
		Salary	Bonus	Awards		Awards	Plan Comp	Compensation		Total
Name and Principal Position	Year	($)	($)	($)(1)		($)(2)	($)	($)		($)

N. Anthony Coles, M.D.	2010	$676,000	30,420	635,880		2,044,505	422,500	94,846	(3)	$3,904,151
Chairman, President	2009	$650,000	—	1,002,650	(4)	1,579,095	780,000	124,790		$4,136,535
and Chief Executive Officer	2008	$471,134	200,000	1,741,800	(4)	5,351,675	625,000	102,810		$8,492,419
Matthew K. Fust	2010	$434,700	7,825	196,820		632,823	152,145	4,790	(5)	$1,429,103
Executive Vice President and	2009	$417,000	100,000	465,480		1,704,497	219,000	4,765		$2,910,742
Chief Financial Officer
Laura A. Brege	2010	$475,200	8,554	242,240		778,859	161,568	5,018	(6)	$1,671,439
Executive Vice	2009	$452,600	—	199,850		736,911	244,000	5,018		$1,638,379
President, Corporate Affairs	2008	$425,000	—	174,180		948,011	187,425	1,518		$1,736,134
Kaye Foster-Cheek	2010	$86,288	1,398	469,564	(7)	1,130,957	28,853	86,553	(8)	$1,803,613
Senior Vice President, Global Human Resources
Ted W. Love, M.D.	2010	$444,584	8,003	472,230		1,523,168	155,318	4,891	(9)	$2,608,194
Executive Vice President, Research & Development and Technical Operations

(1)	This column represents the grant date fair values as determined pursuant to ASC Topic 718 for stock awards granted with respect to the 2010, 2009 and 2008 fiscal years, as applicable. For additional information, refer to the notes of the Onyx financial statements in the Form 10-K for the years ended December 31, 2010, 2009 and 2008. See the Grants of Plan-Based Awards Table for information regarding stock awards granted in 2010. These amounts reflect the fair value determined in accordance with ASC Topic 718 and do not correspond to the actual value that will be recognized by the named executives.

(2)	This column represents the grant date fair values as determined pursuant to ASC Topic 718 for stock options granted with respect to the 2010, 2009 and 2008 fiscal years, as applicable. For additional information, refer to the notes of the Onyx financial statements in the Form 10-K for the years ended December 31, 2010, 2009 and 2008. See the Grants of Plan-Based Awards Table for information regarding stock options granted in 2010. These amounts reflect the fair value determined in accordance with ASC Topic 718 and do not correspond to the actual value that will be recognized by the named executives.

(3)	This amount consists of (a) Onyx’s payment on behalf of Dr. Coles’ of $1,518 in group term life insurance premiums, (b) Onyx’s matching contributions of $3,500 to Dr. Coles’ 401(k) account, (c) $80,000 in housing allowance, (d) $300 in wellness payments and (e) $9,528 in relocation expenses.

(4)	This amount includes the grant date fair values of $574,400 and $290,300 as determined pursuant to ASC Topic 718 for performance-based restricted stock awards granted to Dr. Coles in the fiscal years 2009 and 2008, respectively. The grant date fair values based upon the highest level of performance of these awards are the same as the grant date fair values. In 2009, Dr. Coles was granted a restricted stock award for 20,000 shares in connection with the modification of our employment agreement with him in March 2009. The award vested immediately upon the closing of Dr. Coles’ purchase of a home in the San Francisco Bay Area. If Dr. Coles had not purchased a home in the San Francisco Bay Area within 18 months of the grant, then the grant would have lapsed entirely and would not have vested. In 2008, Dr. Coles was granted a restricted stock award for 10,000 shares in connection with our employment agreement with him. The award vested over a two-year period measured from his start date and is subject to the achievement of targeted global net sales of Nexavar, the completion of a strategic transaction by March 31, 2009, staffing of the Company’s corporate development organization and other performance objectives as determined by the Board upon recommendation of the Compensation Committee. As of March 31, 2010, the entire 10,000 shares had vested as result of the achievement of the pre-established criteria.

(5)	This amount consists of (a) Onyx’s payment on behalf of Mr. Fust of $990 in group term life insurance premiums, (b) Onyx’s matching contributions of $3,500 to Mr. Fust’s 401(k) account and (c) $300 in wellness payments.

(6)	This amount consists of (a) Onyx’s payment on behalf of Ms. Brege of $1,518 in group term life insurance premiums and (b) Onyx’s matching contributions of $3,500 to Ms. Brege’s 401(k) account.

(7)	This amount includes the grant date fair value of $126,624 as determined pursuant to ASC Topic 718 for a performance-based restricted stock award granted to Ms. Foster-Cheek in the fiscal years 2010. The grant date fair value based upon the highest level of performance of this award is the same as the grant date fair value. In 2010, Ms. Foster-Cheek was granted a restricted stock award for 4,800 shares in connection with our employment agreement with her in September 2010. The award vests immediately upon the closing of Ms. Foster-Cheek’s purchase of a home in the San Francisco Bay Area. If Ms. Foster-Cheek has not purchased a home in the San Francisco Bay Area within 18 months of the grant, then the grant would lapse entirely and will not vest.

(8)	This amount consists of (a) Onyx’s payment on behalf of Ms. Foster-Cheek of $379 in group term life insurance premiums, (b) $76,183 in relocation benefits to Ms. Foster-Cheek, (c) $9,750 in housing allowance and (d) $240 in wellness payment.

(9)	This amount consists of (a) Onyx’s payment on behalf of Dr. Love of $1,391 in group term life insurance premiums and (b) Onyx’s matching contributions of $3,500 to Dr. Love’s 401(k) account.

Grants of Plan-Based Awards

The following table shows all plan-based awards granted to the Named Executive Officers during the fiscal year ended December 31, 2010.

					Estimated
					Future		All		All
					Payouts		Other		Other
					Under		Stock		Option		Exercise or		Grant
					Equity		Awards:		Awards:		Grant Date		Date Fair
					Incentive		Number of		Number of		Price of		Value of
	Grant	Estimated Future Payouts Under			Plan		Shares of		Securities		Stock or		Stock and
	Date /	Non- Equity Incentive Plan Awards			Awards		Stock		Underlying		Option		Option
	Approval	Threshold	Target	Maximum	Target		or Units		Options		Awards		Awards
Name	Date	($)(1)	($)(2)	($)(3)	(#)(4)		(#)(5)		(#)(6)		($/Sh)(7)		($)(8)

N. Anthony Coles, M.D.	3/31/2010	—	—	—	—		21,000		—		30.28		635,880
	3/31/2010	—	—	—	—		—		147,000		30.28		2,044,505
	N/A	338,000	676,000	1,014,000	—		—		—		—		—

Matthew K. Fust	3/31/2010	—	—	—	—		6,500		—		30.28		196,820
	3/31/2010	—	—	—	—		—		45,500		30.28		632,823
	N/A	108,675	217,350	326,025	—		—		—		—		—

Laura A. Brege	3/31/2010	—	—	—	—		8,000		—		30.28		242,240
	3/31/2010	—	—	—	—		—		56,000		30.28		778,859
	N/A	118,800	237,600	356,400	—		—		—		—		—

Kaye Foster-Cheek	9/30/2010	—	—	—	4,800	(9)	—		—		26.38	(11)	126,624
	9/30/2010	—	—	—	—		13,000	(10)	—		26.38	(11)	342,940
	9/30/2010	—	—	—	—		—		91,000	(10)	26.38	(11)	1,130,957
	N/A	76,500	153,000	229,500	—		—		—		—		—

Ted W. Love, M.D.	2/1/2010	—	—	—	—		16,500	(12)	—		28.62	(13)	472,230
	2/1/2010	—	—	—	—		—		115,500	(12)	28.62	(13)	1,523,168
	N/A	121,250	242,500	363,750	—		—		—		—		—

(1)	This column represents the annualized threshold potential payment at 50% of each Named Executive Officer’s annual incentive bonus for the year ended December 31, 2010. Such amounts do not reflect the actual payments made to the Named Executive Officers. See the Summary Compensation Table for actual payments for 2010 under the annual incentive bonus program.

(2)	This column represents the annualized target potential payment at 100% of each Named Executive Officer’s annual incentive bonus for the year ended December 31, 2010. Such amounts do not reflect the actual payments made to the Named Executive Officers. See the Summary Compensation Table for actual payments for 2010 under the annual incentive bonus program.

(3)	This column represents the annualized maximum potential payment at 150% of each Named Executive Officer’s annual incentive bonus for the year ended December 31, 2010. Such amounts do not reflect the actual payments made to the Named Executive Officers. See the Summary Compensation Table for actual payments for 2010 under the annual incentive bonus program.

(4)	This column represents the target potential restricted share awards that will vest based upon the achievement of certain pre-determined performance-based conditions. Such amounts do not reflect the actual restricted share awards that vested. See the Options Exercised and Stock Vested table for actual restricted share awards that vested during the year-ended December 31, 2010.

(5)	This column shows the number of restricted stock awards granted to the Named Executive Officers, other than Ms. Foster-Cheek and Dr. Love, on March 31, 2010. One-third of the restricted stock awards granted on March 31, 2010 will vest in March 2011, with the remaining shares vesting in series of two successive equal annual installments through March 2013.

(6)	This column shows the number of stock options granted to the Named Executive Officers, other than Ms. Foster-Cheek and Dr. Love, on March 31, 2010. One-eighth of the options granted on March 31, 2010 vested on September 30, 2010 with the remaining options vesting in equal monthly amounts thereafter through March 2014.

(7)	This column shows the exercise price for the stock options granted and the grant date price for the restricted stock awards granted to the Named Executive Officers, which was the closing price of Onyx stock on the date the Compensation Committee approved such grants.

(8)	This column shows the full grant date fair value in accordance with ASC Topic 718 of restricted stock awards and stock options granted to the Named Executive Officers. The full grant date fair value is the amount that the Company would expense in its financial statements over the award’s vesting schedule. See notes 1 and 2 of the Summary Compensation Table for discussions on the fair value calculations.

(9)	This represents a restricted stock award granted to Ms. Foster-Cheek in connection with our employment letter agreement with her in September 2010. The award will vest immediately upon the closing of Ms. Foster-Cheek’s purchase of a home in the San Francisco Bay Area. For more information regarding the amendment to Ms. Foster-Cheek’s employment letter agreement, refer to the section titled “Executive Officer Hires — Kaye Foster-Cheek” in the Compensation Discussion and Analysis above.

(10)	This represents the number of restricted stock awards and stock options granted to Ms. Foster-Cheek on September 30, 2010. One-third of the restricted stock awards granted on September 30, 2010 will vest in September 2011, with the remaining shares vesting in a series of two successive equal annual installments through September 2013. Options granted upon hire vest ratably over a four year period with 1/4th vesting one year from the grant date and the remaining options vesting at 1/48th each month thereafter.

(11)	This represents the grant date price for restricted stock awards and exercise price for the stock options granted to Ms. Foster-Cheek on September 30, 2010. The grant date price and exercise price was the closing price of Onyx stock on September 30, 2010, as reported on the NASDAQ Global Market, the date the Compensation Committee approved such grants.

(12)	This represents the number of restricted stock awards and stock options granted to Dr. Love on February 1, 2010. One-third of the restricted stock awards granted on February 1, 2010 will vest in February 2011, with the remaining shares vesting in a series of two successive equal annual installments through February 2013. Options granted upon hire vest ratably over a four year period with 1/4th vesting one year from the grant date and the remaining options vesting at 1/48th each month thereafter.

(13)	This represents the grant date price for restricted stock awards and exercise price for the stock options granted to Dr. Love on February 1, 2010. The grant date price and exercise price was the closing price of Onyx stock on February 1, 2010, as reported on the NASDAQ Global Market, the date the Compensation Committee approved such grants.

Narrative Summary to Summary Compensation Table and Grants of Plan-Based Awards Table

The material terms of our Named Executive Officers’ annual compensation, including base salaries, the annual incentive bonus program, equity compensation, our equity grant practices, benefits and perquisites and post-employment obligations are described above in our “Compensation Discussion and Analysis.”

As discussed in greater detail in “Compensation Discussion and Analysis,” the non-equity incentive awards are granted pursuant to our annual incentive bonus program, with amounts earned based on the achievement of certain corporate performance goals.

As discussed in greater detail in “Compensation Discussion and Analysis,” the equity compensation is awarded in the form of stock options and restricted stock grants under our 2005 Equity Incentive Plan. Restricted stock grants vest annually over the three years from the grant date and there is no purchase price associated with restricted stock grants. The stock options vest ratably over a four-year period

Outstanding Equity Awards

The following table shows all outstanding equity awards held by the Named Executive Officers as of December 31, 2010. The following awards identified in the table below are also reported in the Grants of Plan-Based Awards Table on the previous page: (1) option awards with an expiration date in 2020 for each of the Named Executive Officers and (2) unvested stock awards.

	Option Awards					Stock Awards
								Market
						Number of		Value of
						Shares or		Shares or
						Units of		Units of
	Number of Securities Underlying			Option		Stock That		Stock That
	Unexercised Options			Exercise	Option	Have Not		Have Not
	Exercisable	Unexercisable		Price	Expiration	Vested		Vested
Name	(#)	(#)		($)	Date	(#)		($)(1)

N. Anthony Coles, M.D.	—	—		—	—	21,000	(2)	774,270
	—	—		—	—	10,000	(3)	368,700
	—	—		—	—	16,666	(4)	614,475
	27,563	119,437	(5)	30.28	3/31/2020	—		—
	45,938	59,062	(5)	28.55	3/31/2019	—		—
	240,625	109,375	(6)	29.03	3/31/2018	—		—
Matthew K. Fust	—	—		—	—	6,500	(2)	239,655
	—	—		—	—	9,000	(7)	331,830
	8,531	36,969	(5)	30.28	3/31/2020	—		—
	45,281	49,219	(6)	34.48	1/5/2019	—		—
Laura A. Brege	—	—		—	—	8,000	(2)	294,960
	—	—		—	—	4,666	(3)	172,035
	—	—		—	—	2,000	(4)	73,740
	10,500	45,500	(5)	30.28	3/31/2020	—		—
	21,438	27,562	(5)	28.55	3/31/2019	—		—
	42,625	19,375	(5)	29.03	3/31/2018	—		—
	65,625	4,375	(5)	24.84	3/30/2017	—		—
	75,000	—	(6)	15.44	6/12/2016	—		—
Kaye Foster-Cheek	—	—		—	—	13,000	(8)	479,310
	—	—		—	—	4,800	(9)	176,976
	—	91,000	(6)	26.38	9/30/2020			—
Ted W. Love, M.D.	—	—		—	—	16,500	(10)	608,355
	—	115,500	(6)	28.62	2/1/2020	—		—

(1)	Value is based on the closing price of Onyx common stock of $36.87 on December 31, 2010, as reported on the NASDAQ Global Market.

(2)	The restricted shares were granted on March 31, 2010. Subject to certain restrictions, remaining shares will vest in three equal installments on March 31, 2011, 2012 and 2013.

(3)	The restricted shares were granted on March 31, 2009. Subject to certain restrictions, remaining shares will vest in two equal installments on March 31, 2011 and 2012.

(4)	The restricted shares were granted on March 31, 2008. Subject to certain restrictions, remaining shares will vest on March 31, 2011.

(5)	Annual option grants vest 1/8th after six months from grant date and 1/48th each month thereafter over four years.

(6)	Options granted upon hire vest ratably over a four year period with 1/4th vesting one year from the grant date and the remaining options vesting at 1/48th each month thereafter.

(7)	The restricted shares were granted on January 5, 2009. Subject to certain restrictions, remaining shares will vest in two equal installments on January 5, 2011 and 2012.

(8)	The restricted shares were granted on September 30, 2010. Subject to certain restrictions, remaining shares will vest in three equal installments on September 30, 2011, 2012 and 2013.

(9)	The restricted shares were granted on September 30, 2010. Subject to certain restrictions, the award vests immediately upon the closing of Ms. Foster-Cheek’s purchase of a residence in the San Francisco Bay Area. For more information, refer to the section titled “Executive Officer Hires — Kaye Foster-Cheek, Senior Vice President, Global Human Resources.”

(10)	The restricted shares were granted on February 1, 2010. Subject to certain restrictions, remaining shares will vest in three equal installments on February 1, 2011, 2012 and 2013.

Options Exercised and Stock Vested

The following table shows all stock options exercised and value realized upon exercise, and all stock awards vested and value realized upon vesting, by the Named Executive Officer during fiscal year ended December 31, 2010.

Stock Awards
	Option Awards		Number of
	Number of	Value	Shares	Value
	Shares Acquired	Realized on	Acquired	Realized
	on Exercise	Exercise	on Vesting	on Vesting
Name	(#)	($)(1)	(#)	($)(2)

N. Anthony Coles, M.D.
Options	—	$—	—	$—
Stock	—	—	44,167	1,269,577
Matthew K. Fust
Options	—	—	—	—
Stock	—	—	4,500	133,695
Laura A. Brege
Options	50,000	734,500	—	—
Stock	—	—	7,667	232,557
Kaye Foster-Cheek
Options	—	—	—	—
Stock	—	—	—	—
Ted W. Love, M.D.
Options	—	—	—	—
Stock	—	—	—	—

(1)	The value realized equals the difference between the option exercise price and the fair market value of Onyx common stock on the date of exercise, multiplied by the number of shares for which the option was exercised.

(2)	The value realized equals the market value of Onyx common stock on the vesting date, multiplied by the number of shares that vested.

RISK CONSIDERATIONS IN OUR COMPENSATION PROGRAM

Our Compensation Committee has considered whether our compensation programs introduce or encourage additional risks to the Company. Our Committee does not believe that our compensation programs as currently structured are reasonably likely to have a material adverse effect on the Company. The Committee believes that the balance of long-term equity incentive vehicles, short-term cash incentive bonus and base salary appropriately balances both the short and long term performance goals of the Company without encouraging excessive risk related behavior. In addition, the substantial percentage of long-term equity compensation addresses the long-term financial and operational performance of the Company, while the short-term cash incentive component of our compensation program is capped at a sustainable expense level.

While the Committee regularly evaluates its compensation programs, the Committee believes that its current balance of incentives both adequately compensates its employees and does not promote excessive risk taking.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table provides certain information with respect to all of our equity compensation plans in effect as of December 31, 2010.

Equity Compensation Plan Information

Number of
Securities
Remaining
	Number of		Available for
	securities to be		Future Issuance
	Issued Upon	Weighted-Average	Under Equity
	Exercise of	Exercise Price of	Compensation
	Outstanding	Outstanding	Plans (Excluding
	Options	Options	Securities Reflected
Plan Category(1)	and Rights	and Rights	in Column a)
	Column a	Column b	Column c

Equity compensation plans approved by security holders	6,274,471	$29.48	6,566,178(2)

(1)	We have no equity compensation plans that have not been approved by security holders.

(2)	This amount includes 355,336 shares that remain available for purchase under our Employee Stock Purchase Plan. Under the 2005 Equity Incentive Plan, as amended, shares available for issuance should be reduced by one and six tenths (1.6) shares for each share of common stock available for issuance pursuant to a stock purchase award, stock bonus award, stock unit award or other stock award granted. With this adjustment, the total amount available for future issuance would be reduced to 4,237,112 shares.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Our Compensation Committee is currently composed of three non-employee directors: Mr. Ringo, Dr. Wierenga and Mr. Wiggans. None of the members of the compensation committee has at any time since our inception ever been an officer or employee of the Company. During fiscal year ended December 31, 2010, none of our executive officers served as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board of Directors or Compensation Committee.

TRANSACTIONS WITH RELATED PERSONS

Related-Person Transactions Policy and Procedures

It is our practice and policy to comply with all applicable laws, rules and regulations regarding related-person transactions, including the Sarbanes-Oxley Act of 2002. A related-person is any executive officer, director, or more than 5% stockholder of the Company, including any of their immediate family members, and any entity owned or controlled by such persons. Under its charter, our Audit Committee is charged with reviewing and approving all related-person transactions, as required by the NASDAQ rules, and in addition approves any direct or indirect personal loans from the Company to non-executive employees. In considering related-person transactions, the

Audit Committee takes into account the relevant available facts and circumstances. In the event a director has an interest in the proposed transaction, the director must recuse himself or herself from the deliberations and approval.

Certain Transactions

We have entered into indemnity agreements with certain officers and directors which provide, among other things, that we will indemnify the officer or director under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings which he or she is or may be made a party by reason of his or her position as our director, officer or other agent, and otherwise to the fullest extent permitted under Delaware law and our Bylaws.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements Notices of Internet Availability of Proxy materials or other Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are our stockholders will be “householding” our proxy materials. A Notice of Internet Availability of Proxy Materials or proxy statement and annual report, as a stockholder may have instructed, may be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you notify your broker or us that you no longer wish to participate in “householding.” If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials or proxy statement and annual report, as you may have instructed, in the future you may (1) notify your broker, (2) direct your written request to: Investor Relations, Onyx Pharmaceuticals, Inc., 249 East Grand Avenue, South San Francisco, CA 94080, or (3) contact Investor Relations, at (650) 266-0000. Stockholders who currently receive multiple copies of the Notice of Internet Availability of Proxy Materials or proxy statement and annual report, at their address and would like to request “householding” of their communications should contact their broker. In addition, we will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the Notice of Internet Availability of Proxy Materials or proxy statement and annual report to a stockholder at a shared address to which a single copy of the documents was delivered.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Robert L. Jones
Secretary

April   , 2011

A COPY OF OUR ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2010 IS AVAILABLE WITHOUT CHARGE UPON WRITTEN REQUEST TO: CORPORATE SECRETARY, ONYX PHARMACEUTICALS, INC., 249 EAST GRAND AVENUE, SOUTH SAN FRANCISCO, CA 94080.

CERTIFICATE OF AMENDMENT OF
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION OF
ONYX PHARMACEUTICALS, INC.
     ONYX PHARMACEUTICALS, INC., a corporation organized and existing under and by virtue of the General Corporation law of the State of Delaware (the “Company”), Does Hereby Certify:
1.	The name of the corporation is Onyx Pharmaceuticals, Inc.
2.	The Amended and Restated Certificate of Incorporation of the Company was filed with the Secretary of State of the State of Delaware on May 14, 1996. Certificates of Amendment to the Amended and Restated Certificate of Incorporation of the Company were filed with the Secretary of State of the State of Delaware on June 13, 2000 and May 25, 2006. The original Certificate of Incorporation of the Company was filed on April 1, 1996.
3.	The Board of Directors of the Company, acting in accordance with the provisions of Sections 141 and 242 of the General Corporation law of the State of Delaware, duly adopted resolutions to amend the first paragraph of Article IV of the Amended and Restated Certificate of Incorporation to read in its entirety as follows:
“IV.
This corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the corporation is authorized to issue is two hundred five million (205,000,000) shares. Two hundred million (200,000,000) shares shall be Common Stock, each having a par value of one tenth of one cent ($.001). Five million (5,000,000) shares shall be Preferred Stock, each having a par value of one tenth of one cent ($.001).”
4.	Thereafter, pursuant to a resolution of the Board of Directors, this Amendment was submitted to the stockholders of the Company for their approval and was duly approved by the holders of the necessary number of shares of the Company’s voting securities in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

     In Witness Whereof, the Company has caused this Certificate of Amendment to be signed by its duly authorized officer this _____ day of May 2011.

ONYX PHARMACEUTICALS, INC
By:
N. Anthony Coles
President and Chief Executive Officer

ATTEST:
By:
Robert L. Jones
Secretary

2.

ONYX PHARMACEUTICALS, INC.
249 EAST GRAND AVENUE
SOUTH SAN FRANCISCO, CA 94080

VOTE BY INTERNET — www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time, May 25, 2011. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE — 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time, May 25, 2011. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M33142-P11335	KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

ONYX PHARMACEUTICALS, INC.		For	Withhold	For All	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:		All	All	Except

1.	Election of Directors	☐	☐	☐

Nominees:

01) N. Anthony Coles, M.D.
02) Magnus Lundberg
03) William R. Ringo

The Board of Directors recommends you vote FOR the following proposals:		For	Against	Abstain

2.	To approve an amendment to the Company’s Certificate of Incorporation to increase the number of authorized shares of common stock from 100,000,000 to 200,000,000 shares.	☐	☐	☐

3.	To approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in this proxy statement.	☐	☐	☐

The Board of Directors recommends you vote 1 year on the following proposal:	1 Year	2 Years	3 Years	Abstain

4.	To indicate, on an advisory basis, the preferred frequency of stockholder advisory votes on the compensation of the Company’s named executive officers. ☐	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:		For	Against	Abstain

5.	To ratify the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011.	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

ANNUAL MEETING OF STOCKHOLDERS
Thursday, May 26, 2011
10:00 a.m. local time
San Francisco Airport Marriott
1800 Old Bayshore Highway
Burlingame, CA 94010
YOUR VOTE IS IMPORTANT
PLEASE REVIEW THE 2011 PROXY STATEMENT AND ACCOMPANYING MATERIALS AND VOTE TODAY
YOU CAN VOTE BY MAIL, TELEPHONE OR INTERNET
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement, Annual Report and Form 10-K are available at www.proxyvote.com.
Electronic Delivery of Future Proxy Materials: If you wish to receive all future proxy materials electronically by e-mail; please visit www.proxyvote.com and follow the instructions.

M33143-P11335

proxy
ONYX PHARMACEUTICALS, INC.
San Francisco Airport Marriott
1800 Old Bayshore Highway
Burlingame, CA 94010
This proxy is solicited by the Board of Directors for use at the Annual Meeting of Stockholders on May 26, 2011.
The shares of stock held in your account or in a dividend reinvestment account will be voted as you specify on the reverse side.
If no choice is specified, the proxy will be voted “FOR” all nominees for director, “1 Year” for the frequency of stockholder advisory votes on the compensation of the Company’s named executive officers and “FOR” proposals 2, 3 and 5. By signing the proxy, you revoke all prior proxies and appoint N. Anthony Coles M.D., Matthew K. Fust and Robert L. Jones, each proxies with full power of substitution, to vote these shares of record at the close of business on March 28, 2011 on the matters on the reverse side and any other matters which may come before the Annual Meeting of Stockholders and all adjournments.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
See reverse for voting instructions.